Exhibit 99.2

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

by and among

GMH COMMUNITIES TRUST,

GMH COMMUNITIES, LP

and

BALFOUR BEATTY, INC.

Dated as of February 11, 2008

i

ii

Section 8.02	Severability	60
Section 8.03	Amendment	61
Section 8.04	Entire Agreement	61
Section 8.05	Successors and Assigns	61
Section 8.06	Remedies; Specific Performance	61
Section 8.07	Parties in Interest	61
Section 8.08	Governing Law; Forum	62
Section 8.09	Headings	62
Section 8.10	Counterparts	62
Section 8.11	Waiver of Jury Trial	62
Section 8.12	Guaranty; Acknowledgment; etc.	62

Exhibit A — Purchase Price Allocation
Exhibit B — Assignment of Assets
Exhibit C — Trademark Assignment
Exhibit D — Transferred Employees
Exhibit E — Transition Services Agreement

iii

THIS SECURITIES PURCHASE AGREEMENT, dated as of February 11, 2008 (this “Agreement”) is made and entered into by and among GMH Communities Trust, a Maryland real estate investment trust (the “Company”), GMH Communities, LP, a Delaware limited partnership (the “Operating Partnership”), Balfour Beatty, Inc., a Delaware corporation (“Buyer”) and, solely for purposes of Article 8 hereof, including Section 8.12 hereof, Balfour Beatty plc, a company organized under the laws of England and Wales.  The Company and the Operating Partnership are sometimes collectively referred to herein as “Sellers”.

WITNESSETH:

WHEREAS, the Company owns 100% of the membership interests of GMH AF Housing Construction LLC, a limited liability company organized under the laws of Delaware (“GMH AF Housing Construction”) and the Operating Partnership owns (i) 100% of the membership interests of GMH Military Housing Investments, LLC, a limited liability company organized under the laws of Delaware (“GMH Military Housing Investments”) and (ii) all of the issued and outstanding shares of capital stock of GMH Communities TRS, Inc., a Delaware corporation (“GMH Communities TRS” and together with GMH AF Housing Construction and GMH Military Housing Investments, the “Transferred Companies” and each individually, a “Transferred Company”), which together comprise 100% of the issued and outstanding capital stock and limited liability company interests of the Transferred Companies (collectively, the “Equity Interests”);

WHEREAS, the Company and the Operating Partnership desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from the Company and the Operating Partnership, the Equity Interests, as more specifically provided herein (the “Equity Interests Sale”);

WHEREAS, on the date hereof, the Company and the Operating Partnership have entered into an Agreement and Plan of Merger (the “REIT Merger Agreement”) with American Campus Communities, Inc. (“ACC”), American Campus Communities Operating Partnership, LP, American Campus Acquisition LLC (“REIT Merger Sub”) and American Campus Acquisition Limited Partnership (“Partnership Merger Sub”) pursuant to which the REIT Merger Sub will merge with and into the Company (the “REIT Merger”) and the Partnership Merger Sub will merge with and into the Operating Partnership (the “Partnership Merger” and together with the REIT Merger, the “Mergers”);

WHEREAS, prior to the consummation of the Equity Interests Sale, GMH Communities TRS shall effect the College Park Distribution (as defined herein), in which GMH Communities TRS shall distribute all of the capital stock of College Park Management TRS, Inc., a Delaware corporation, to the Operating Partnership;

WHEREAS, it is the intent of the parties that the Equity Interests Sale will be consummated prior to the consummation of the REIT Merger; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Equity Interests Sale, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01           Definitions.

(a)           For the purposes of this Agreement:

“Affiliate” of any Person has the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Ancillary Agreements” means the Transition Services Agreement, the Assignment of Assets and the Trademark Assignment to be executed and delivered by any of the parties hereto or any their Affiliates in connection with the transactions contemplated hereby.

“Assignment of Assets” means the Assignment of Assets by and among the Company, the Operating Partnership and GMH Communities TRS, substantially in the form attached hereto as Exhibit B.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Buyer Material Adverse Effect” means any event, circumstance, change or effect that would reasonably be expected to prevent, hinder or materially delay Buyer from consummating the transactions contemplated by this Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“College Park TRS Liability” means any and all Liabilities (including Taxes) arising out of or related to (a) the business, assets and operations of College Park Management TRS, Inc. or (b) the College Park Distribution.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the sections contained in Article 3 of this Agreement.  Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.

“Company Material Adverse Effect” means any change, effect, event, condition, occurrence, or state of facts that has, individually or in the aggregate, a material and adverse effect on (i) the business, assets, financial condition or results of operations of the Transferred Companies, their Subsidiaries and the Project Entities, taken as a whole or (ii) the ability of the Company and the Operating Partnership to perform their respective obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement, other than any such change, effect, event, condition, occurrence, or state of facts to the extent resulting from: (A) the effect of any change in the United States or foreign economies or financial markets in general that does not have a disproportionate adverse effect upon the Transferred Companies, their Subsidiaries and the Project Entities (taken as a whole) relative to other participants in the industry in which the Transferred Companies, their Subsidiaries and the Project Entities operate; (B) the effect of any change in applicable Laws or accounting rules that does not have a disproportionate adverse effect upon the Transferred Companies, their Subsidiaries and the Project Entities (taken as a whole) relative to other participants in the industry in which the Transferred Companies, their Subsidiaries and the Project Entities operate; or (C) the effect of any change that generally affects any industry in which the Transferred Companies, their Subsidiaries and the Project Entities operate that does not have a disproportionate adverse effect upon the Transferred Companies, their Subsidiaries and the Project Entities (taken as a whole) relative to other participants in such industry; (D) the announcement of this Agreement and the transactions contemplated hereby; or (E) actions required to be taken (or non-actions required not to be taken) under this Agreement.

“Company SEC Documents” means the Company’s (A) Annual Report on Form 10-K for the fiscal year ended December 31, 2006, (B) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007 and September 30, 2007, and (C) Current Reports on Form 8-K filed after March 16, 2007 up to but excluding the date hereof (other than, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature).

“Encumbrance” means any Lien, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Code Section 414.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Exon-Florio” means the Exon-Florio amendments to the United States Defense Production Act, 50 App. U.S.C. § 2170, as amended.

“Fort Hamilton Amount” means $2,200,000.

“Governmental Authority” means any federal, state, local, foreign or supra-national government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“HSR Act” means the Unites States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all foreign and domestic (i) registered and unregistered trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same; (ii) inventions, discoveries and ideas, whether patentable or not, and all patent registrations and applications (including without limitation reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, and patent disclosures) and equivalents thereof; (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation computer software and mask works), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

“Intellectual Property Rights” means patents, trademarks, trade names and copyrights.

“Key Employee” means, with respect to a Transferred Company or its Subsidiaries, each of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule.

“Knowledge” means, in the case of the Company, the actual knowledge after due inquiry of the senior executives of the Company and the Transferred Companies listed in Section 1.01(b) of the Company Disclosure Schedule, and, in the case of Buyer, the actual knowledge after due inquiry of Anthony Rabin and Peter Zinkin.

“Law” means any United States, foreign, territorial, state provincial, municipal or local statute, law (including common law), ordinance, regulation, rule, code, order, directive, injunction, judgment, or decree.

“Liabilities” means liabilities, claims, demands, expenses, commitments or obligations of every kind and description.

“Liens” means mortgages, liens, options, pledges, security interests, charges, claims, restrictions and encumbrances.

“Losses” means claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (in equity or at law) and damages (including amounts paid in settlement, reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses), whether absolute, accrued, conditional or otherwise and whether or not involving a third party claim.

“Military Housing Business” means the military housing segment of the business of Sellers and their Affiliates as described in the Company SEC Documents.

“New Project Investments” means the amount of all cash investments made in the Project Entity-related projects and Preferred Bidder Projects (inclusive of any such investment in the Fort Hamilton project) made after December 31, 2007, and prior to the Closing Date.

“Note Facility” means the Note Purchase Agreement, dated as of May 7, 2007, between the Operating Partnership and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, the Guaranty Agreement, dated as of May 7, 2007, and the Pledge and Security Agreement, dated as of May 7, 2007, by and among the Guarantors and the Operating Partnership and any and all contracts or other instruments ancillary thereto.

“Permits” means licenses, consents, authorizations, registrations and approvals of all Governmental Authorities.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity, unincorporated organization or Governmental Authority.

                “Pre-Closing Period” means any taxable period which ends on or prior to the Closing Date or the portion of any Straddle Period prior to the Closing.

“Pre-Closing Period Tax Liability” means any accrued Taxes that are attributable to a Pre-Closing Period and consist of U.S. federal, state or local income tax, personal property tax, unclaimed property tax, payroll taxes, franchise tax, sales and use tax, or gross receipts tax with respect to GMH Communities TRS and its Subsidiaries and have not been paid by the Company.

“Preferred Bidder Projects” means West Point, Fort Jackson, AMC West and Fort Bliss UPH and any new project relating to the Military Housing Business for which any of Sellers, the Transferred Companies, their Subsidiaries or Project Entities has or receives preferred bidder status or rights to exclusive negotiations from the Department of Defense.

“Prior Period Returns” means Tax Returns required to be filed on or prior to the Closing Date giving effect to any applicable extensions.

“Project Document” means, with respect to any Project Entity, any operating (or similar) agreement relating to the governance or management of any Project Entity, any property management agreement of any Project Entity, any document pursuant to which such Project Entity incurs indebtedness, and any other material documents ancillary to the aforementioned documents.

“Project Entity” means Fort Bliss/White Sands Missile Range Housing LP, Fort Carson Family Housing LLC, Northeast Housing LLC, Fort Eustis/Fort Story Housing LLC, Fort Hamilton Housing LLC, Fort Detrick/Walter Reed Army Medical Center Housing LLC, Fort Gordon Housing LLC, Carlisle/Picatinny Family Housing LP, Stewart Hunter Housing LLC, Southeast Housing LLC, Vandenberg Housing LP, AETC Housing LP and their Subsidiaries and each joint venture entity in which there is a sharing of profits and expenses with respect to one or more projects between a Transferred Company or any of its Subsidiaries on the one hand and any third party on the other that does not constitute a Subsidiary of a Transferred Company.  Any Preferred Bidder Project that closes on or before the Closing shall be considered a Project Entity as of such closing.

“SEC” means the United States Securities and Exchange Commission.

“Straddle Period” means a taxable period that includes (but does not end on) the Closing Date.

“Student Housing Business” means the student housing segment of the business of Sellers and their Affiliates as described in the Company SEC Documents, including without limitation the operations of College Park Management TRS, Inc.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.  For all purposes of this Agreement other than Section 3.10, College Park Management TRS, Inc. shall not be considered a Subsidiary of the Transferred Companies.

“Tax” or “Taxes” means all federal, state, local or foreign income taxes, charges, fees, imposts, levies or other assessments by any governmental authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, realty transfer, escheat, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any governmental authority.

“Trademark Assignment” means the Assignment of Trademarks between College Park Management, LLC and GMH Communities TRS, Inc. substantially in the form attached hereto as Exhibit C.

“Transferred Companies” means (i) GMH Communities TRS, Inc. (ii) GMH Military Housing Investments, LLC and (iii) GMH AF Housing Construction, LLC.

“Transferred Employees” means the employees listed on Exhibit D.

“Transition Services Agreement” means a transition services agreement to be entered into by the Parties or their relevant Affiliates as of the Closing Date, substantially in the form attached hereto as Exhibit E.

“WARN” means the United States Worker Adjustment and Retraining Notification Act (or any successor provision) and any other state or local legal requirement of similar effect.

“Working Capital” means the difference between (i) the sum of current assets and certain long-term assets that represent transition and pre-Closing costs funded prior to the Closing Date, which are set forth in the form of Working Capital Statement on Section 2.02 of the Company Disclosure Schedule (the “Baseline Working Capital Statement”), and (ii) the current liabilities (which liabilities include the Agreed Closing Tax Reserve) set forth on the Baseline Working Capital Statement, such assets and liabilities to be calculated in accordance with, and consistent with, the principles and procedures used in the preparation of the Baseline Working Capital Statement, but which calculation shall be based on the latest available Monthly Working Capital Statement delivered pursuant to Section 5.23, updated to the Closing Date.

(b)           the following terms have the meaning set forth in the sections below:

Defined Terms	Location of Definition

Affiliate	Section 1.01
Agreed Closing Tax Reserve	Section 5.10(b)
Agreement	Preamble
Ancillary Agreements	Section 1.01
ACC	Recitals
ACC Expenses	Section 7.03(d)
Acquisition Agreement	Section 5.15(b)
Assignment of Assets	Section 1.01
Baseline Working Capital Statement	Section 1.01
Business Day	Section 1.01
Buyer	Preamble
Buyer Material Adverse Effect	Section 1.01
Buyer Plan	Section 5.04(b)

Buyer’s Portion	Section 5.10(b)
Carryback Item	Section 5.10(g)
CERCLA	Section 3.14(a)
CFIUS	Section 1.01
Claim	Section 5.22(a)
Closing	Section 2.03(a)
Closing Adjustment	Section 2.02(e)
Closing Adjustment Statement	Section 2.02(b)
Closing Date	Section 2.03(a)
Closing Tax Returns	Section 5.10(b)
Code	Section 1.01
College Park Distribution	Section 5.14
College Park TRS Liability	Section 1.01
Company	Preamble
Company Disclosure Schedule	Section 1.01
Company Employee Benefit Plans	Section 3.11(b)
Company Expenses	Section 7.03(e)
Company Leases	Section 3.15(b)
Company Material Adverse Effect	Section 1.01
Company SEC Documents	Section 1.01
Company’s Portion	Section 5.10(a)
Confidentiality Agreement	Section 5.01(b)
Consolidated Accounts	Section 3.06
Continuing Employees	Section 5.04(b)
Credit Support Arrangements	Section 5.11
Drop Dead Date	Section 7.01(b)
Encumbrances	Section 1.01
Environmental Laws	Section 3.14(a)
Equity Interests	Recitals
Equity Interests Sale	Recitals
ERISA	Section 3.11(a)
ERISA Affiliate	Section 1.01
Exchange Act	Section 1.01
Exon-Florio	Section 1.01
Financial Statements	Section 3.04(b)
Fort Hamilton Amount	Section 1.01
GAAP	Section 3.04(a)
GMH AF Housing Construction	Recitals
GMH Communities TRS	Recitals
GMH Marks	Section 5.17
GMH Military Housing Investments	Recitals
Governmental Authority	Section 1.01
Ground Leases	Section 3.15(b)
Guarantor	Section 8.12
Guaranteed Obligations	Section 8.12
Guaranty	Section 8.12

Hazardous Materials	Section 3.14(a)
HSR Act	Section 1.01
Improvements	Section 3.15(d)
Indebtedness	Section 3.06
Indemnified Party	Section 5.22(c)
Indemnifying Party	Section 5.22(c)
Intellectual Property	Section 1.01
Intellectual Property Rights	Section 1.01
IRS	Section 7.03(g)
IT Systems	Section 3.13(c)
Key Employee	Section 1.01
Knowledge	Section 1.01
Law	Section 1.01
Liabilities	Section 1.01
Liens	Section 1.01
Losses	Section 1.01
Material Contracts	Section 3.18(b)
Membership Interests	Section 2.03(b)
Mergers	Recitals
Military Housing Business	Section 1.01
Monthly Working Capital Statement	Section 5.23
New Project Investments	Section 1.01
Note Facility	Section 1.01
Operating Partnership	Preamble
Other Credit Support Arrangements	Section 5.11
Owned Properties	Section 3.15(a)
Owned Intellectual Property	Section 3.13
Partnership Merger	Recitals
Partnership Merger Sub	Recitals
PCBs	Section 3.14(a)
Permits	Section 1.01
Person	Section 1.01
Post-Closing Returns	Section 5.10(a)
Pre-Closing Filed Returns	Section 5.10(a)
Pre-Closing Period	Section 1.01
Pre-Closing Period Tax Liability	Section 1.01
Prior Period Returns	Section 1.01
Project Documents	Section 1.01
Project Entity	Section 1.01
Purchase Price	Section 2.02
Qualifying Income	Section 7.03(g)
REIT Merger	Recitals
REIT Merger Agreement	Recitals
REIT Merger Sub	Recitals
Release	Section 3.14(a)
Representatives	Section 5.15

SEC	Section 1.01
Securities Act	Section 4.07(a)
Sell Side Expenses	Section 7.03(f)
Sellers	Preamble
Shares	2.03(b)
Straddle Period	Section 1.01
Straddle Period Returns	Section 5.10(a)
Student Housing Business	Section 1.01
Subsidiary	Section 1.01
Tax Returns	Section 3.10(a)
Taxes	Section 1.01
Termination Fee	Section 7.03(f)
Trademark Assignment	Section 1.01
Transfer Taxes	Section 2.04
Transferred Companies	Section 1.01
Transferred Company Properties	Section 3.15(b)
Transition Services Agreement	Section 1.01
WARN	Section 1.01
Working Capital	Section 1.01

Section 1.02           Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of a statute, include any rules and regulations promulgated under the statute) and references to any section of any statute, rule or regulation include any successor to the section;

(f)            all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; and

(h)           references to a Person are also to its successors and permitted assigns.

ARTICLE 2

PURCHASE AND SALE OF THE EQUITY INTERESTS

Section 2.01           Purchase and Sale of Equity Interests.  Subject to the terms and conditions of this Agreement, at the Closing, Sellers agree to sell, convey, transfer, assign and deliver to Buyer, and Buyer (either directly or through one or more of its Affiliates as contemplated by Section 8.05) agrees to purchase from Sellers, all of Sellers’ right, title and interest in and to the Equity Interests, free and clear of all Liens.

Section 2.02           Purchase Price; Pre-Closing Adjustment.

(a)           Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay to Sellers the aggregate purchase price of $350,000,000 by wire transfer in immediately available funds, paid in U.S. dollars (the “Purchase Price”), subject to adjustment as provided in clause (e) below.

(b)           Sellers shall give Buyer not less than seven Business Days’ prior notice of the date on which the Closing Date is anticipated to occur.  Not less than seven Business Days prior to the anticipated Closing Date, Sellers shall prepare, in good faith, and deliver to Buyer a written statement (the “Closing Adjustment Statement”) indicating Sellers’ calculation of Working Capital (in the form of the Baseline Working Capital Statement), New Project Investments and the Agreed Closing Tax Reserve (as defined in Section 5.10(b)) for the Transferred Companies, their Subsidiaries and the Project Entities as of the Closing Date.  Any term or provision hereof to the contrary notwithstanding, at all times following the date hereof, Sellers agree to provide Buyer (and their representatives) with reasonable access to the books, records and other data and employees of Sellers in order to consult and provide advice, and Sellers shall give reasonable consideration to Buyer’s advice, in connection with Sellers’ preparation of the Closing Adjustment Statement and the calculation of Working Capital and New Project Investments.  The procedures relating to the preparation and review of the Agreed Closing Tax Reserve are set forth in Section 5.10(b).

(c)           Buyer shall review the Closing Adjustment Statement and shall promptly, but in any event within three Business Days following receipt thereof, notify

Sellers of any objection Buyer has to any amount or calculation set forth in the Closing Adjustment Statement.  In the event of any such objection, the parties will immediately work together in good faith to resolve their differences and agree upon a definitive and binding Closing Adjustment Statement prior to the Closing Date.  If Buyer does not object to the Closing Adjustment Statement within such three Business Day period, the Buyer will be deemed to have accepted the Closing Adjustment Statement.

(d)           In the event that the parties are unable to resolve their differences prior to the second Business Day prior to the anticipated Closing Date, the parties will submit all matters remaining in dispute to an independent certified public accounting firm mutually acceptable to the parties (the cost of which shall be borne equally between the parties), which accounting firm shall make the final determination of the disputed items.  If the accounting firm cannot resolve the disputes prior to the Closing, an amount equal to the disputed amount shall be withheld at Closing and deposited into an escrow account pending such determination.

(e)           The “Closing Adjustment” shall be equal to the difference between (A) the sum of (x) the amount of Working Capital set forth on the definitive Closing Adjustment Statement, (y) the amount of New Project Investments set forth on the definitive Closing Adjustment Statement and (z) the amount of cash (less cash overdrafts), if any, that will be left in the Transferred Companies as of the Closing Date that is not restricted and may be freely deployed by the Transferred Companies in the ordinary course of business, minus (B) the sum of (x) $14,500,000 and (y) the Fort Hamilton Amount.  If the Closing Adjustment is a positive amount, then the Purchase Price paid by the Buyer at the Closing shall be increased by the amount of the Closing Adjustment.  If the Closing Adjustment is a negative amount, then an additional amount of cash equal to the absolute amount of such shortfall shall be left in the Transferred Companies, such additional amount of cash to be (1) in addition to any cash described in clause (z) above or comprising part of Working Capital, if any, and (2) freely useable by the Transferred Companies in the ordinary course of business, without restriction; provided that if such amount of cash is not mutually agreed upon by Closing, clause (d) of this Section 2.02 shall apply hereto and the disputed amount shall be left in the escrow account described in such clause (d) pending a final determination in accordance with such clause (d).  Unless required to be left in the Transferred Companies pursuant to this Section 2.02(e), all cash (less cash overdrafts inclusive of intercompany liabilities) in the Transferred Companies may be distributed to the Sellers.

Section 2.03           Closing; Delivery and Payment.

(a)           Closing Date.  The closing of the Equity Interests Sale (the “Closing”) shall occur as promptly as practicable (but in no event earlier than the later to occur of (i) the second Business Day after all of the conditions set forth in Article 6 (other than conditions that by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same and (ii) April 30, 2008, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”).  The Closing shall take place at the offices of Goodwin Procter LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place as agreed to by the parties hereto.

(b)          Delivery and Payment.  At the Closing:

(i)            Buyer shall pay the Purchase Price to Sellers in immediately available funds by wire transfer to a single United States account designated in writing by Sellers not less than two Business Days prior to the Closing.  Any such payment to such single account shall release Buyer from the corresponding liability to each Seller, regardless of whether such Seller has actually received its portion of such payment;

(ii)           Sellers shall deliver to Buyer a receipt for the Purchase Price;

(iii)          The Operating Partnership shall deliver to Buyer (A) the certificates representing all of the shares of common stock, par value $.001 per share, of GMH Communities TRS (the “Shares”), duly endorsed in blank (or accompanied by a duly executed stock power) and (B) an assignment of 100% of the membership interests in GMH Military Housing Investments, and the Company shall deliver to Buyer an assignment of 100% of the membership interests in GMH AF Housing Construction (together with the membership interests in GMH Military Housing Investments, the “Membership Interests”);

(iv)          Sellers shall deliver to Buyer the Ancillary Agreements, duly executed by Sellers or their relevant Affiliates;

(v)           Buyer shall deliver to Sellers the Ancillary Agreements, duly executed by Buyer;

(vi)          Sellers shall deliver to Buyer the resignations pursuant to Section 5.18 hereof;

(vii)         Sellers shall deliver to Buyer the bank account and other information required pursuant to Section 5.19 hereof; and

(viii)        Sellers and Buyer shall deliver, each to the other, such documents as are required pursuant to Article 6 hereof and as Sellers or Buyer may reasonably request to demonstrate compliance with the covenants set forth in this Agreement.

Section 2.04           Taxes and Fees.  Sales taxes, transfer taxes (including real estate transfer taxes), stamp taxes, conveyance taxes, mortgage taxes, intangible taxes, documentary recording taxes, license and registration fees, value added taxes, recording fees and any similar taxes or fees imposed by any governmental authority, if any, relating to the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid by the party hereto liable for such Transfer Taxes under applicable Law.  Each party hereto shall use its commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain any such exemption.

Section 2.05           Further Actions.  If at any time after the Closing, Buyer or its successor or assigns shall consider or be advised that any deeds, bills of sale, assignments or assurances in law or any organizational or other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any or possession of the rights, privileges, powers, franchises, properties or assets of the Equity Interests acquired by reason of, or as a result of, the consummation of the Equity Interests Sale or (ii) otherwise to carry out the purposes of this Agreement, the Company and the Operating Partnership agree to execute any such documents as are reasonably necessary to carry out the purposes of this Agreement.

Section 2.06           Purchase Price Allocation.  The parties hereto have agreed upon an allocation of the Purchase Price as set forth on Exhibit A.  The parties shall use reasonable best efforts between the date hereof and Closing to agree to further allocation of the agreed value attributable to the Project Entities to the underlying assets of each Project Entity, it being understood that no further allocation of value shall result in (a) any individual Project Entity being allocated a value that is less than the adjusted tax basis of the Company’s interest in the Project Entity or (b) any change to the agreed overall value of such Project Entities. If within 30 Business Days prior to the Closing the Company and Buyer are unable to agree upon a further allocation, the parties will submit all matters remaining in dispute to an independent certified public accounting firm mutually acceptable to the parties (the cost of which shall be borne equally between the parties), which accounting firm shall make the final determination of the allocation no later than 5 Business Days prior to the Closing provided that such allocation shall be consistent with the Purchase Price Allocation as set forth on Exhibit A and shall not violate clauses (a) or (b) in the preceding sentence.  None of Buyer or Sellers shall take any position for Tax purposes that is inconsistent with such allocation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
OPERATING PARTNERSHIP

Except as disclosed in (i) any Company SEC Document filed by the Company with the SEC but only as and to the extent (x) publicly available prior to the date of this Agreement and (y) reasonably apparent on the face of such disclosure that it relates directly to the Military Housing Business and (ii) the Company Disclosure Schedule, with specific reference to the representation and warranty to which such exception relates (it being agreed that any matter set forth as an exception to any representation and warranty shall also be deemed to be set forth for purposes of any other representation and warranty to the extent the relevance of such matter to such other representation and warranty would be reasonably apparent on the face thereof without review or other examination of the underlying documents listed therein), the Company and the Operating Partnership hereby represent and warrant to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.01           Organization, Standing and Authority.

(a)           The Company, the Operating Partnership, each Transferred Company, each of its Subsidiaries and Project Entities is duly organized, validly existing and, if applicable, in good standing under the Laws of its jurisdiction of formation and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted in all material respects.  Each Transferred Company, each of its Subsidiaries and Project Entities is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, operation or leasing of its properties or the management of properties for others in all material respects as conducted on the date hereof makes such qualification or licensing necessary.  The Company has furnished or made available to Buyer correct and complete copies of all material organizational documents of the Transferred Companies, their Subsidiaries and the Project Entities.

(b)           All of the outstanding Equity Interests in the Transferred Companies are validly issued, outstanding, fully paid and non-assessable and were not issued in violation of or subject to any preemptive rights.  The Company is the sole owner, beneficially and of record, of Membership Interests in GMH AF Housing Construction.  The Operating Partnership is the sole owner, beneficially and of record, of the Shares of Gators Communities TRS and the Membership Interests of GMH Military Housing Investments.  There are no outstanding warrants, options, rights, or agreement of any kind for the issuance or sale of, or outstanding securities convertible or exchangeable for, additional interests of any class of the Transferred Companies.  Other than this Agreement, the Equity Interests are not subject to any voting trust agreement or other contract or agreement restricting or otherwise relating to the voting, dividend rights or disposition of the Equity Interests.

Section 3.02           Capital Stock of the Transferred Companies, Subsidiaries and Project Entities; Military Housing Business.

(a)           The Company has good and valid title to the Membership Interests of GMH AF Housing Construction, free and clear of all Liens.  The Operating Partnership has good and valid title to the Membership Interests of GMH Military Housing Investments, free and clear of all Liens.  Upon assignment of the Membership Interests to Buyer at the Closing, and upon receipt by Sellers of the Purchase Price, good and valid title to the Membership Interests will pass to Buyer, free and clear of all Liens.

(b)           The Operating Partnership has good and valid title to the Shares of Gators Communities TRS, free and clear of all Liens.  Upon delivery to Buyer at the Closing of certificates representing the Shares duly endorsed for transfer to Buyer, and upon receipt by Sellers of the Purchase Price, good and valid title to the Shares will pass to Buyer, free and clear of all Liens.

(c)           Section 3.02(c)(i) of the Company Disclosure Schedule sets forth (i) the name of each Transferred Company, each of its Subsidiaries and each Project Entity, (ii) the jurisdiction of incorporation or formation of each Transferred Company, each Subsidiary and each Project Entity, (iii) the authorized, issued and outstanding capital stock or other equity interests in each Transferred Company, each Subsidiary and each Project Entity and (iv) the names and addresses of the stockholders, equity holders or other holders of equity interests in each such Transferred Company, each of its Subsidiaries and each Project Entity and the class and number of equity interests held by each such holder beneficially and of record.  Each such holder that is a Company Affiliate and, to the Knowledge of the Company, each such other holder has good and valid title to such equity interests, free and clear of all Liens.  Other than with respect to the Subsidiaries and Project Entities as set forth on Section 3.02(c)(i) of the Company Disclosure Schedule, the Transferred Companies, their Subsidiaries and the Project Entities do not own, directly or indirectly, or have voting rights with respect to, any capital stock or other equity interests in any corporation, partnership or other Person.

(d)           All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Transferred Companies and each Project Entity have been validly issued and are fully paid and nonassessable.  None of the issued and outstanding equity interests in any Subsidiary of a Transferred Company or any Project Entity have been issued in violation of any preemptive rights or are subject to any preemptive rights in favor of any Person other than a Transferred Company or any of its Subsidiaries.  There are no outstanding options, warrants, calls, rights, convertible securities or other similar rights or agreements, limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of any issued or unissued equity interests in any Subsidiary of a Transferred Company or any Project Entity).

(e)           After giving effect to the College Park Distribution, the assets and businesses of the Transferred Companies, their Subsidiaries and the Project Entities, together with the assets that will be transferred to Buyer pursuant to the Assignment of Assets or the Trademark Assignment or that are the subject of the Transition Services Agreement, constitute all of the assets and businesses necessary in the conduct of the Military Housing Business as of the date hereof, other than the assets set forth on Section 3.02(e) of the Company Disclosure Schedule that are owned by or through the Company or the Operating Partnership, and that Buyer agrees will not be transferred in connection with the Equity Interests Sale.

(f)            Except for the Project Entities, there are no arrangements for the sharing of profits between the Transferred Companies or any of their Affiliates, on the one hand, and any third party, on the other, with respect to any development project.

Section 3.03           Authority; No Violations; Consents and Approval.

(a)           The Company has all requisite trust power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.  The Operating Partnership has all requisite partnership power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, trust, partnership or other organizational action on the part of the Company and the Operating Partnership.  This Agreement has been, and each Ancillary Agreement to which it is a party will be, as of the Closing Date, duly authorized, executed and delivered by the Company and the Operating Partnership and assuming due execution and delivery by Buyer, constitutes (and each Ancillary Agreement will, when executed, constitute) the legal, valid and binding obligation of the Company and the Operating Partnership, enforceable against the Company and the Operating Partnership in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Except as set forth on Section 3.03(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement and each Ancillary Agreement by the Company and the Operating Partnership does not and will not conflict with, or result in any breach, violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, repurchase, redemption or acceleration of any obligation, or the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Transferred Companies, their Subsidiaries or Project Entities, require the consent or approval of any third party or otherwise result in a default to the Transferred Companies, their Subsidiaries or Project Entities under, any provision of (A) the comparable charter or organizational documents of the Company, the Operating Partnership, any of the Transferred Companies, their Subsidiaries or Project Entities, (B) any loan or credit agreement or note, or any bond, mortgage, indenture, lease, contract or other agreement that is in full force and effect, to which the Company, the Operating Partnership, any of the Transferred Companies, their Subsidiaries or Project Entities is a party, or by which their respective properties or assets are bound, or (C) any Law binding upon the Company, the Operating Partnership, any Transferred Company, any of its Subsidiaries or any Project Entity, or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, Losses, violations, defaults, rights or Liens that would not result in a Company Material Adverse Effect or would not be reasonably likely to materially adversely affect the ability of the Transferred Companies, their Subsidiaries and the Project Entities to conduct the Military Housing Business as currently conducted.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Authority, is required to be obtained by the Company or the Operating Partnership or by or on behalf of the Transferred Companies, their Subsidiaries or the Project Entities in connection with (x) the execution and delivery of this Agreement or any Ancillary Agreement by the Company or the Operating Partnership or the consummation by the Company or the Operating Partnership of the transactions contemplated hereby and thereby, or (y) the ownership by Buyer of the Transferred Companies, their Subsidiaries and the Project Entities and the Military Housing Business following the Closing, except for: (A) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws; (B) such filings as may be required in connection with state or local Transfer Taxes; (C) such clearances from CFIUS as may be required or advisable pursuant to Exon-Florio; (D) the filing of a notification and report form by the Company under the HSR Act; (E) any such other consent, approval, order, authorization, registration, declaration, filing, notice or permit the failure to obtain or make would not be reasonably likely to materially adversely affect the ability of the Transferred Companies, their Subsidiaries and the Project Entities to conduct their business as currently conducted; and (F) such consents set forth on Section 3.03(c) of the Company Disclosure Schedule.

Section 3.04           Financial Information.

(a)           The “Military Housing” segment financial information within the consolidated financial statements of the Company (including the notes thereto) included in the (i) Company SEC Documents and (ii) any Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q or Current Reports on Form 8-Ks filed by the Company with the SEC on or after the date hereof up to the Closing, complied, or will comply if filed after the date hereof, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC).

(b)           Section 3.04(b) of the Company Disclosure Schedule contains certain financial statements provided by the Company and the Operating Partnership to Buyer (collectively, the “Financial Statements”).  The Financial Statements (i) have been derived from the internal books and records of the Company, the Operating Partnership and the Project Entities (including, to the extent applicable, any available audited financial statements of the Company, the Operating Partnership and the Project Entities), (ii) have been maintained in a manner consistent with the accounting practices of the Company and the Operating Partnership and (iii) fairly present the results of operations of the Transferred Companies, their Subsidiaries and the Project Entities as of or for the periods indicated in the Financial Statements.

Section 3.05           Absence of Certain Changes or Events.  From September 30, 2007 to the date of this Agreement, the Transferred Companies, their Subsidiaries and the Project Entities have conducted their business only in the ordinary course consistent with past practice and (i) there has not been a Company Material Adverse Effect and (ii) none of the Transferred Companies, their Subsidiaries or Project Entities has taken any action that, if taken after the date of this Agreement, would (A) constitute a material breach of, or require Buyer’s consent pursuant to, Section 5.03 or (B) result in any material damage, destruction, loss or casualty to any properties or assets of the Transferred Companies, their Subsidiaries and the Project Entities.

Section 3.06           No Undisclosed Material Liabilities.  There is no material Liability of the Transferred Companies and their Subsidiaries of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would be required to be reflected on a balance sheet of the Transferred Companies and their Subsidiaries, or in the notes thereto, prepared in accordance with GAAP, that was not fully reflected in, reserved against or otherwise disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, and except with respect to the environmental matters that are the subject of the representations and warranties in Section 3.14, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a material Liability, other than Liabilities incurred in the ordinary course of business consistent with recent past practice subsequent to September 30, 2007.  As of the date hereof, there is no material Liability of the Project Entities of any kind that is not fully reflected in the accounts of the Project Entities and in the consolidated accounts provided to Buyer, copies of which are set forth in Section 3.06 of the Company Disclosure Schedule (the “Consolidated Accounts”).  Section 3.06 of the Company Disclosure Schedule sets forth a complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Transferred Companies, their Subsidiaries or the Project Entities, is outstanding and, except as set forth in Section 3.06 of the Company Disclosure Schedule or as reflected in the Consolidated Accounts, there is no outstanding indebtedness of the Transferred Companies, the Subsidiaries or the Project Entities.  For purposes of this Agreement, “indebtedness” means, with respect to any Person, without duplication (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of the Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities and (g) any guaranty of any of the foregoing.

Section 3.07           No Default.  None of the Transferred Companies, their Subsidiaries or Project Entities is or has been in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of (i) any material term, condition or provision of the comparable charter or organizational documents of any of the Transferred Companies, their Subsidiaries or Project Entities, (ii) any term, condition or provision of any Project Document, or other loan or credit agreement or any note, bond, mortgage, indenture, lease, agreement, instrument, permit, franchise or license to which any of the Transferred Companies, their Subsidiaries or Project Entities is now a party or by which the Transferred Companies, their Subsidiaries or the Project Entities or any of their respective properties or assets is bound, or (iii) any Law applicable to or binding upon any of the Transferred Companies, their Subsidiaries or Project Entities or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), for defaults or violations that would not be reasonably likely to materially adversely affect the ability of the Transferred Companies, their Subsidiaries or the Project Entities to conduct the Military Housing Business as currently conducted.

Section 3.08           Compliance with Applicable Laws.  The Transferred Companies, their Subsidiaries and Project Entities hold all material Permits required by any applicable Law for them to own, lease or operate their properties and assets or to conduct their respective businesses as they are currently being conducted.  The Transferred Companies, their Subsidiaries and the Project Entities are in compliance in all material respects with the terms of the Permits. The Transferred Companies, their Subsidiaries and the Project Entities and their operations are in compliance in all material respects with all Laws applicable to their businesses or operations.  No investigation or review by any Governmental Authority with respect to any of the Transferred Companies, their Subsidiaries or Project Entities is pending or, to the Knowledge of the Company, is threatened.  Except as set forth on Section 3.08 of the Company Disclosure Schedule, since November 2, 2004, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

Section 3.09           Litigation.  Section 3.09 of the Company Disclosure Schedule sets forth a list of all material suits, claims, actions, settlements, investigations or proceedings pending, or to the Knowledge of the Company, threatened against or involving any of the Transferred Companies, their Subsidiaries, the Project Entities or any of their respective directors and executive officers (in their capacity as such) or their respective property or assets.  There is no suit, claim, action, settlement, investigation or proceeding pending or, to the Knowledge of the Company, threatened against or involving any of the Transferred Companies, their Subsidiaries, the Project Entities or any of their respective directors and executive officers (in their capacity as such) or their respective property or assets that (a) would result in a Company Material Adverse Effect; (b) would reasonably be expected to prohibit or materially impair the ability of the Company and the Operating Partnership to consummate the transactions hereunder; or (c) seeks to prevent or enjoin, materially alter or materially delay the Equity Interests Sale.  For purposes of this Section 3.09, “material” shall mean any suit, claim, action, settlement or investigation where the damages claimed exceed $500,000.

Section 3.10           Taxes.

(a)           Each of the Transferred Companies, their Subsidiaries and the Project Entities has timely filed or has had timely filed on its behalf all material Tax Returns required to be filed by it or on its behalf (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so or otherwise permitted by Law).  Each such Tax Return was, at the time filed, true, correct and complete in all material respects.  Each of the Transferred Companies, their Subsidiaries and Project Entities has paid (or the Company or Operating Partnership has paid on behalf of such Transferred Company or its Subsidiary or Project Entity), within the time and in the manner prescribed by Law, all material Taxes that are due and payable.  None of the Transferred Companies, their Subsidiaries or Project Entities has incurred any material liability for Taxes, except as have been properly reflected in the charges, accruals and reserves for Taxes on their respective books and records.  No deficiencies for material Taxes have been asserted or assessed in writing by a Governmental Authority against the Transferred Companies, their Subsidiaries or Project Entities (or with respect to which the Transferred Companies, their Subsidiaries or Project Entities could be liable for), and no requests for waivers of the time to assess any such material Taxes have been granted and remain in effect or are pending.  No claim is pending or proposed by any Governmental Authority in any jurisdiction where any Transferred Company, any of its Subsidiaries or Project Entities does not file Tax Returns that any Transferred Company, any of its Subsidiaries or Project Entities is or may be subject to taxation by such jurisdiction, nor to the Knowledge of the Company are there any facts that could reasonably be expected to give rise to such a claim.  As used herein, the term “Tax Returns” means all reports, returns, declarations, statements, estimates, information returns or other information (including any attachment, amendment or schedule thereto) required to be supplied to a Governmental Authority in respect of any Tax.

(b)           All material Taxes that the Transferred Companies, their Subsidiaries and Project Entities are required by Law to withhold or collect, including material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities.  There are no Liens for material Taxes upon the assets of the Transferred Companies, their Subsidiaries or the Project Entities except for statutory Liens for Taxes not yet due.

(c)           Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, (A) there are no audits by or contests with any taxing authority currently being conducted with regard to material Taxes or Tax Returns of any Transferred Company, any of its Subsidiaries or Project Entities; (B) there are no audits pending with or proposed in writing by any taxing authority with respect to any material Taxes or Tax Returns; (C) none of the Transferred Companies, their Subsidiaries or the Project Entities is a party to any litigation or administrative proceeding relating to any material Taxes; and (D) none of the Transferred Companies, their Subsidiaries or the Project Entities has requested, received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any material Taxes.

(d)           None of the Transferred Companies, their Subsidiaries or Project Entities is a party to any Tax allocation or sharing agreement.

(e)           Except as set forth on Section 3.10(e) of the Company Disclosure Schedule, the Transferred Companies, their Subsidiaries and Project Entities do not have any material liability for the Taxes of any Person other than the Transferred Companies, their Subsidiaries and Project Entities (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

(f)            Except as set forth on Section 3.10(f) of the Company Disclosure Schedule, none of the Transferred Companies, their Subsidiaries or Project Entities (including any entities that the Transferred Companies, their Subsidiaries or Project Entities own an interest in) that are not per se corporations have made an election to be taxable as an association for U.S. federal income tax purposes.

(g)           Each of the Transferred Companies, their Subsidiaries and Project Entities that is taxed as a partnership for federal income tax purposes either (i) is eligible to make a basis adjustment election described in Code Section 754 for the taxable year of the Equity Interests Sale and the Company is permitted to cause such election pursuant to the organizational documents of such partnership, or (ii) has such an election in effect for such taxable year, which shall not be revoked.

(h)           The federal income tax classification for each of the Transferred Companies, their Subsidiaries and Project Entities as of the date hereof is set forth in Section 3.10(h) of the Company Disclosure Schedule.

Section 3.11           Pension and Benefit Plans; ERISA.

(a)           None of the Transferred Companies, their Subsidiaries or Project Entities is a party to, sponsors, participates in, contributes to or has any material liability or contingent liability with respect to:

(i)            any “employee welfare plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”));

(ii)           any retirement or deferred compensation plan, incentive compensation plan, stock plan, profit sharing, unemployment compensation plan, vacation pay, severance pay, post employment, supplemental employment or unemployment benefit plan or arrangement, bonus or benefit arrangement, insurance (including any self insurance) or hospitalization program or any other fringe or other benefit or compensation plans, programs or arrangements for any current or former employee, trustee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, or any “employee benefit plan” (as defined in Section 3(3) of ERISA) other than those referred to in (A) above; or

(iii)          any employment, severance, termination, consultancy or other similar agreement.

(b)           A true and correct copy of each of the plans, programs, arrangements, and agreements listed on Section 3.11 of the Company Disclosure Schedule (referred to hereinafter as “Company Employee Benefit Plans”) has been made available to Buyer.  In the case of any Company Employee Benefit Plan that is not in written form, an accurate description of such Company Employee Benefit Plan as in effect on the date hereof has been made available to Buyer.  A true and correct copy of the three most recent annual reports, and the most recent actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and Internal Revenue Service determination or opinion letter with respect to each Company Employee Benefit Plan, to the extent applicable, has been made available to Buyer, and there have been no material adverse changes in the financial condition of the respective plans from that stated in those annual reports and actuarial reports nor, to the Company’s Knowledge, have there been changes in the facts upon which said determination or opinion letters, if applicable, were based.

(c)           As to all Company Employee Benefit Plans:

(i)            All Company Employee Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of Law and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

(ii)           Each Company Employee Benefit Plan that is intended to be qualified under Code Section 401(a) complies in form and in operation in all material respects with all applicable requirements of Code Sections 401(a) and 501(a) and has received a favorable determination or opinion letter.

(iii)          There have been no “prohibited transactions” (as described in Section 406 of ERISA or Code Section 4975) with respect to any Company Employee Benefit Plan.

(iv)          None of the payments contemplated by the Company Employee Benefit Plans would, individually or in the aggregate, constitute excess parachute payments (as defined in Code Section 280G (without regard to subsection (b)(4) thereof)).

(v)           There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving any Company Employee Benefit Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

(vi)          None of the Transferred Companies, their Subsidiaries or Project Entities have any liability or contingent liability for providing, under any Company Employee Benefit Plan or otherwise, any post retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Code Section 4980B.

(vii)         None of the Transferred Companies, their Subsidiaries or Project Entities nor any of their respective ERISA Affiliates, contributes to or has any liability or contingent liability with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d)           As to all Company Employee Benefit Plans, none of the Transferred Companies, their Subsidiaries or Project Entities nor any of their respective ERISA Affiliates sponsors, maintains or contributes to any employee benefit plan subject to Title IV of ERISA.

Section 3.12           Labor and Employment Matters.  Except as set forth on Section 3.12 of the Company Disclosure Schedule, none of the Transferred Companies, their Subsidiaries or Project Entities is a party to any collective bargaining agreement or other labor union agreement applicable to employees of the Transferred Companies, their Subsidiaries or Project Entities, nor to the Knowledge of the Company as of the date of this Agreement, are there any formal activities or proceedings of any labor union to organize any such employees.  As of the date of this Agreement there are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against either of the Transferred Companies, their Subsidiaries or Project Entities before the National Labor Relations Board or any other Governmental Authority or any strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened by or with respect to any employees of the Transferred Companies, their Subsidiaries or Project Entities and to the Knowledge of the Company, the Transferred Companies, their Subsidiaries and Project Entities are in compliance with all applicable Laws regarding employment, employment discrimination and wages and hours.  Except as set forth on Section 3.12 of the Company Disclosure Schedule, no employee of the Transferred Companies, their Subsidiaries or Project Entities nor any Transferred Employee is entitled to incentive payment, bonus or other similar fee or commission in connection with the transactions contemplated by this Agreement that would be paid by a Transferred Company or any of its Subsidiaries.

Section 3.13           Intangible Property.

(a)           Except as set forth on Section 3.13 of the Company Disclosure Schedule, the Transferred Companies own, free and clear of all Liens (in each case except to the extent such Intellectual Property may be licensed from third parties), all Intellectual Property used in the business of the Transferred Companies, their Subsidiaries or Project Entities as currently conducted (the “Owned Intellectual

Property”), and, except as set forth on Section 3.13 of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights in any material respect.  Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Owned Intellectual Property.  The Owned Intellectual Property includes all material Intellectual Property that is used in, or necessary for, the conduct of the business of the Transferred Companies, their Subsidiaries or Project Entities as currently conducted, and, to the Knowledge of the Company, no other Person has any ownership or other right in any Owned Intellectual Property.

(b)           Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, the Transferred Companies, their Subsidiaries or Project Entities own, or are licensed or otherwise have the right to use the Intellectual Property Rights used in the business as currently conducted.  No claims, suits, arbitrations, mediations, oppositions, cancellations, internet domain name dispute resolutions or other similar proceedings are pending, asserted or, to the Knowledge of the Company, threatened that any of the Transferred Companies, their Subsidiaries or Project Entities is infringing the rights of any Person with regard to any Intellectual Property Right, and, to the Knowledge of the Company, no valid basis for any such suits exists.  To the Knowledge of the Company, no Person is infringing the rights of any Transferred Company, any of its Subsidiaries or Project Entities with respect to any Intellectual Property Right owned by the Transferred Companies, their Subsidiaries or Project Entities.

(c)           All electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems, and internet websites and related content (the “IT Systems”) are adequate in all material respects for their intended use and for the operation of the business of the Transferred Companies, their Subsidiaries and Project Entities as currently conducted.  Section 3.13(c) of the Company Disclosure Schedule sets forth the IT Systems (i) owned solely and exclusively by the Transferred Companies, their Subsidiaries or Project Entities, (ii) provided by Company or an Affiliate to the Transferred Companies, their Subsidiaries or Project Entities, and (iii) used by or on behalf of the business of the Transferred Companies, their Subsidiaries or Project Entities pursuant to a valid and enforceable license.

Section 3.14           Environmental Matters.

(a)           For purposes of this Agreement, (x) Environmental Laws” means any applicable Laws relating to the protection of (i) the environment or natural resources, (ii) human health and safety as it relates to Hazardous Materials and (iii) the management, presence, use, generation, processing extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal, Release or threat of Release of Hazardous Materials, (y) Hazardous Materials” means (A) any petroleum or petroleum products (including crude oil and natural or synthetic gas), radioactivity or radioactive materials (including radon), asbestos or asbestos-containing materials, mold, urea-formaldehyde foam insulation and polychlorinated biphenyls (“PCBs”), (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutant,” “contaminant,” or words of similar import, or regulated as such, under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Reserve Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Clean Air Act or any other Environmental Law, or (C) any substance, material or waste that otherwise requires investigation or remedial action pursuant to any Environmental Law, and (z) Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dispersing, migrating, dumping or disposing into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata), and including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material.

(b)           The Transferred Companies, the Subsidiaries and Project Entities are and have been in compliance in all material respects with all applicable Environmental Laws, and possess and are and have been in material compliance with all Permits required under Environmental Laws for the lawful conduct of their respective businesses as they are currently being conducted.

(c)           There is no pending order, judgment, decree, complaint or penalty that has not been paid or finally resolved and, to the Knowledge of the Company, no order, judgment, decree, complaint or penalty is threatened by any Governmental Authority with respect to (x) any alleged failure by any Transferred Company, any of its Subsidiaries or Project Entities to comply with any Environmental Law or (y) any alleged obligation or liability of any Transferred Company or any Subsidiary or Project Entity arising under or relating to any Environmental Law, including without limitation any matters relating to any treatment, storage, recycling, transportation, disposal, Release or threatened Release of any Hazardous Material at any location, in each case that has resulted, or is reasonably expected to result, in Losses to the Transferred Companies, the Subsidiaries or the Project Entities in excess of $100,000 individually or $500,000 in the aggregate.

(d)           Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, none of the Transferred Companies, their Subsidiaries or Project Entities has received in writing notice of a claim, investigation, litigation, action, suit, proceeding, notice of violation, complaint or request for information asserting or alleging that it is subject to any liability or obligation in connection with any actual or alleged (x) violation of any Environmental Law, (y) presence, Release or threatened Release of any Hazardous Material at any location, or (z) personal injury or property damage related to either of the foregoing, in each case where such liability or obligation has not resulted, and is not reasonably expected to result, in Losses in excess of $100,000 individually or $500,000 in the aggregate.

(e)           None of the Transferred Companies, their Subsidiaries or Project Entities has received any written notice that any property currently or formerly owned, leased or operated by a Transferred Company, any of its Subsidiaries or Project Entities, requires corrective or remedial action, investigation, or monitoring: (x) by any Transferred Company, any of its Subsidiaries or any Project Entities, or (y) by any other Person of any condition that could reasonably be expected to affect the use and development of any such property, in each case in connection with any base or facility being listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or any on any similar state list of sites, where such obligation or requirement to conduct corrective or remedial action, investigation or monitoring at such location has resulted, or is reasonably expected to result, in (i) a material Loss to any Project Entity, or (ii) Losses to the Transferred Companies or their Subsidiaries (excluding the Project Entities) in excess of $100,000 individually or $500,000 in the aggregate.

(f)            No material consent, approval, order or authorization of, or registration, declaration or filing with, notice to or Permit from, any Governmental Authority is required pursuant to any Environmental Law in connection with the execution and delivery of this Agreement.

(g)           To the Knowledge of the Company there has been no Release or threatened Release of Hazardous Material on, in, under, through or from (x) any property currently or formerly owned, leased or operated by any of the Transferred Companies, their Subsidiaries and Project Entities or, (y) any other location to which Hazardous Materials were transported by any of the Transferred Companies, their Subsidiaries or Project Entities for storage, treatment or disposal, in each case that would reasonably be expected to require investigation or remediation under applicable Environmental Laws, that has resulted, or is reasonably expected to result, in (i) a material Loss to any Project Entity, or (ii) Losses to the Transferred Companies or their Subsidiaries (excluding the Project Entities) in excess of $100,000 individually or $500,000 in the aggregate.

(h)           All representations and warranties regarding environmental matters are contained exclusively in this Section 3.14.

Section 3.15           Properties.

(a)           Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list and description of all the real property owned in fee simple title by the Transferred Companies, their Subsidiaries or the Project Entities (the “Owned Properties”) and real property that the Transferred Companies, their Subsidiaries or the Project Entities have agreed (or have an option) to purchase or sell or may be obligated to purchase or sell.  The Owned Properties are free and clear of Encumbrances.

(b)           Section 3.15(b) of the Company Disclosure Schedule lists as of the date hereof each ground lease, air rights lease or other similar lease pursuant to which each of the Transferred Companies, their Subsidiaries or Project Entities is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”), and each lease in effect as of the date hereof and to which any Transferred Company, any of their

Subsidiaries or any Project Entity is a party as landlord or lessee (such leases, together with all amendments, modifications, supplements, renewals, extensions, guarantees and other documents related thereto, the “Company Leases,” and together with the Owned Properties and the Ground Leases, collectively the “Transferred Company Properties”) that relate to in excess of 2,000 square feet of net rentable area.  With respect to each such Ground Lease or Company Lease, each such Ground Lease or Company Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the lessor or lessee thereunder, as applicable.  The counterparty to each Ground Lease or Company Lease has not subleased, licensed or otherwise granted any Person the right to use or occupy the premises demised thereunder or any portion thereof.  The counterparty to such Ground Lease or Company Lease has not collaterally assigned or granted any other Lien in such Ground Lease or Company Lease.  There are no Liens or Encumbrances on the estate or interest created by such Ground Lease or Company Lease.

(c)           Except as would not result in a Company Material Adverse Effect, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Transferred Company Properties (the “Improvements”) are, taken as a whole, in good condition and repair and sufficient for the operation of the Military Housing Business, other than those Improvements that are under construction, or identified for renovation or demolition as contemplated under the terms of the Project Documents.

(d)           There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Company’s Knowledge, threatened, affecting any material Transferred Company Property or any portion thereof or interest therein.

Section 3.16           Insurance.  The Transferred Company Properties and assets of the Transferred Companies, their Subsidiaries and Project Entities are covered by policies of insurance that provide coverage in the amounts and against the risks required to comply with applicable Law and, to the extent applicable, the Material Contracts relating to the Military Housing Business.  With respect to each material insurance policy covering the Transferred Company Properties or the assets of the Transferred Companies, their Subsidiaries or Project Entities: (i) such policy is valid and binding on the Company or the Operating Partnership and, to the Knowledge of the Company as of the date of this Agreement, each other party thereto, and is in full force and effect, (ii) there is no default under any such policy by the Company or the Operating Partnership or, to the Knowledge of the Company as of the date of this Agreement, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, the Operating Partnership or any Transferred Company, its Subsidiary or Project Entity or, to the Knowledge of the Company as of the date of this Agreement, by any other party thereto, (iii) to the Knowledge of the Company as of the date of this Agreement, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (iv) to the Knowledge of the Company as of the date of this Agreement, no notice of cancellation or termination has been received other than in connection with ordinary renewals.

Section 3.17           Brokers.  Except for the fees and expenses payable by Sellers to Wachovia Capital Markets, LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.18           Material Contracts.

(a)           All of the Material Contracts of the Transferred Companies, their Subsidiaries and Project Entities as in effect as of the date of this Agreement are listed on Section 3.18(a) of the Company Disclosure Schedule.  The Company and Operating Partnership have made available to Buyer (including as disclosed in the Company SEC Documents) true and complete copies of each Material Contract as in effect as of the date hereof.  All Material Contracts are valid, binding and enforceable and in full force and effect with respect to the Transferred Companies, their Subsidiaries and Project Entities, and to the Knowledge of the Company, with respect to each other party to any such Material Contract, except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles.

(b)           None of the Transferred Companies, their Subsidiaries or Project Entities is in material default under any Material Contract to which it is a party and (B) to the Knowledge of the Company, there are no material defaults with respect to any third party to any Material Contract.  For purposes of this Agreement, “Material Contracts” means:

(i)            any credit or loan agreement, indenture, note, bond, debenture, mortgage, letter of credit, conditional sale or other title retention or deferred purchase arrangement, capital lease or other contract or instrument relating to the borrowing of money or with respect to deposits or advances of any kind or any other document, agreement or instrument evidencing indebtedness to any Person, or any guaranty thereof, in excess of $500,000;

(ii)           any contractual obligation entered into by a Transferred Company, one of its Subsidiaries or Project Entities (including any Ground Lease) that, by its terms, is not terminable within one year and that by its terms requires total payments by a Transferred Company, one of its Subsidiaries or any Project Entity in excess of $1,000,000;

(iii)          any partnership or joint venture agreement with any third parties relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Transferred Companies, their Subsidiaries or Project Entities, taken as a whole;

(iv)          any contract to which a Transferred Company, one of its Subsidiaries, or any Project Entity is a party that (a) limits or restricts the ability of a Transferred Company, one of its Subsidiaries, or any Project Entity to

compete in any business or with any person in any geographical area in any material respect or (b) contains material exclusivity obligations or restrictions with respect to a Transferred Company, one of its Subsidiaries, or any Project Entity;

(v)           any contract with any stockholders, directors or officers of a Transferred Company, or any of its Subsidiaries or any Project Entity, other than employment agreements or customary confidentiality agreements entered into with employees of a Transferred Company, any of its Subsidiaries or any Project Entity generally, but including any contracts that would require the payment of a cash bonus to any director, officer or employee of a Transferred Company, or any of its Subsidiaries or any Project Entity as a result of the consummation of the transactions contemplated hereby;

(vi)          any contract pursuant to which the Company or the Operating Partnership or their Affiliates (other than a Transferred Company, or any of its Subsidiaries or any Project Entity or any of their respective officers or employees) provides any services to, or is otherwise entitled to payment from, a Transferred Company, or any of its Subsidiaries or any Project Entity;

(vii)         would constitute a “Material Contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated under the Securities Act of 1933, as amended; and

(viii)        to the extent not covered by any of the foregoing, any Project Document, any Ground Lease or any Company Lease.

Section 3.19           Transactions with Affiliates.  Except as set forth in Section 3.19 of the Company Disclosure Schedule (other than compensation and benefits received in the ordinary course of business consistent with recent past practice as an employee or director of the Transferred Companies, their Subsidiaries and Project Entities), no director, officer, senior manager or other Affiliate of the Transferred Companies, their Subsidiaries and Project Entities or any entity in which, to the Knowledge of the Company, any such director, officer, senior manager or other Affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons), has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of the Transferred Companies, their Subsidiaries or Project Entities; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Transferred Companies, their Subsidiaries or Project Entities; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Transferred Companies, their Subsidiaries or Project Entities.

Section 3.20           Title to Tangible Assets.  The Transferred Companies, their Subsidiaries and Project Entities own and have good and valid title to, or have valid rights to use, all material tangible personal property used by them in connection with the conduct of their respective businesses, in each case, free and clear of all Liens, other than Liens that would not materially interfere with the use of such property in the businesses.  The assets, rights and Permits of the Transferred Companies, their Subsidiaries and Project Entities are sufficient to conduct the business of the Transferred Companies, their Subsidiaries and Project Entities as currently conducted in all material respects.  There are no assets, rights or Permits that are necessary to the operation of the business of the Transferred Companies, their Subsidiaries and Project Entities that are held by the Company, the Operating Partnership and their respective Affiliates (other than the Transferred Companies, their Subsidiaries and Project Entities).

Section 3.21           Books and Records.  Sellers have made available to Buyer materially correct and complete copies of the minute books of the Transferred Companies, their Subsidiaries and Project Entities of all meetings held of and corporate action taken by, the stockholders or holders of equity interests, board of directors or members, and committees thereto held since November 2, 2004, except that Sellers shall not be obligated to make available those portions of any such minutes related to the deliberations by the board of directors or members, and committees thereto with respect to the consideration of strategic alternatives to the Equity Interests Sale.  At the Closing, all of those books and records will be in the possession of the Transferred Companies, their Subsidiaries and Project Entities.

Section 3.22           No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3, Buyer acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, Operating Partnership, the Transferred Companies, their Subsidiaries or Project Entities or with respect to any other information provided to Buyer in connection with the transactions contemplated by this Agreement.  In furtherance of and not in limitation of the foregoing, no representation or warranty is made and neither the Company nor any other Person will have or be subject to any liability to Buyer or any other Person with respect to any information, documents, projections, forecasts or other material furnished or made available to Buyer in any “data rooms” or management presentations or otherwise furnished to Buyer in connection with the due diligence review of the Company, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article 3, as supplemented or qualified by the Company Disclosure Schedule.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and the Operating Partnership as follows:

Section 4.01           Organization, Standing and Power of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the

State of Delaware.  Buyer has heretofore made available to Sellers complete and correct copies of the charter, bylaws or other organizational documents of Buyer, each as amended to the date hereof and each as in full force and effect.

Section 4.02           Authority; No Violations; Consents and Approvals.

(a)           Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer.

(b)           This Agreement has been duly executed and delivered by Buyer, and (assuming the valid authorization, execution and delivery of the Agreement by the Company and the Operating Partnership) constitutes the valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby, and compliance by Buyer with the provisions hereof, will not (A) result in a breach of any of the terms of, or constitute a violation of or default under the charter, bylaws or comparable organizational documents of Buyer, (B) result in a breach of any of the terms of, or constitute a violation of or default under, result in any modification of, accelerate or permit the acceleration of the performance required, by, or otherwise give any other contracting party the right to terminate any material contract, agreement or commitment of Buyer, or any guarantee by Buyer, or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.02(d) are duly and timely obtained or made, violate any Law binding upon Buyer or any of their respective properties or assets, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under any of this Agreement or prevent the consummation by Buyer of any of the transactions contemplated hereby.

(d)           No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Authority is required by or on behalf of Buyer in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for: (A) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws; (B) such filings as may be required in connection with state or local Transfer Taxes; (C) the filing of a premerger notification and report form by Buyer under the HSR Act; (D) such clearances from CFIUS as may be required or advisable pursuant to Exon-Florio; and (E) any such other consent, approval, order, authorization, registration, declaration, filing, notice or permit the failure to obtain or make would not reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations hereunder or prevent the consummation by Buyer of any of the transactions contemplated hereby.

Section 4.03           Brokers.  Except for the fees and expenses payable by Buyer to Citigroup Global Markets, Inc., no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.04           Litigation.  There is no litigation, action or proceeding pending or, to the Knowledge of Buyer, threatened against Buyer that would (A) cause any of the transactions contemplated by this Agreement to be rescinded following their consummation, or (B) materially impair or delay the ability of Buyer to perform its obligations hereunder or prevent the consummation by them of any of the transactions contemplated hereby.

Section 4.05           Financing.  Buyer has access to, and shall have at Closing, sufficient funds to permit Buyer to perform all of its obligations under this Agreement and to consummate all the transactions contemplated hereby, including acquiring all the outstanding Equity Interests and paying all fees and expenses related thereto.

Section 4.06           Securities Act.

(a)           Buyer is acquiring the Equity Interests pursuant to this Agreement solely for the purpose of investment and not with a current view to, or for sale in connection with, any public distribution thereof in violation of the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(b)           Buyer acknowledges the Equity Interests are not registered under the Securities Act or any applicable state securities Law or other applicable Laws, and that such Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities Laws and regulations as applicable.

(c)           Buyer acknowledges that the offer and sale of the Equity Interests to be acquired by it any the transactions contemplated by this Agreement has not been accomplished by the publication of any advertisement.

Section 4.07           No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4, the Company acknowledges that neither Buyer nor any other person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement.  In furtherance of and not in limitation of the foregoing, no representation or warranty is made and neither Buyer nor any other Person will have or be subject to any liability to the Company or any other Person with respect to any information, documents, projections, forecasts or other material furnished or made available to the Company in any “data rooms” or management presentations or otherwise furnished to the Company in connection with the due diligence review of Buyer, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article 4.

ARTICLE 5

CERTAIN COVENANTS OF SELLERS AND BUYER

Section 5.01           Access to Information; Confidentiality.

(a)           Subject to applicable Law and the Confidentiality Agreement, from the date hereof until the Closing, following notice from Buyer to the Company in accordance with this Section 5.01, the Company shall, and shall cause the Transferred Companies, their Subsidiaries, the Project Entities and their respective officers, directors, employees, auditors and agents to, (a) afford Buyer reasonable access during normal business hours to the officers, employees, agents, properties, assets, offices, plants and other facilities, books and records, and other documents and data of the Transferred Companies, their Subsidiaries and Project Entities, (b) furnish Buyer with copies of all such contracts, books and records, and other existing documents as Buyer may reasonably request, and (c) furnish Buyer with such additional financial, operating, and other data and information as Buyer may reasonably request.  Notwithstanding the foregoing, neither Buyer nor any of its representatives shall (i) contact or have any discussions with any of the Company’s, the Operating Partnership’s or any of the Transferred Companies’ or their Subsidiaries’ or the Project Entities’, employees, agents, or representatives (other than the individuals listed in Section 1.01 of the Company Disclosure Schedule or such other employees approved by such individuals), unless in each case Buyer obtains the prior consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, or (ii) with respect to the Military Housing Business, contact or have any discussions with any of the joint venture partners, project directors, vendors, suppliers or third-party contractors, property managers, landlords/sublandlords or tenants/subtenants of the Company, the Operating Partnership or the Transferred Companies, their Subsidiaries and the Project Entities, unless in each case Buyer obtains the prior written consent of the Company and the Project Entities.  For the sake of clarity, the restrictions in this clause (a) are intended to cover contacts and discussions with to the extent they relate to the Equity Interests Sale and the transactions contemplated thereby or Buyer’s plans following the Closing and not to restrict Buyer or its Affiliates from conducting its existing business in the ordinary course consistent with past practice, including as such business relates to the Persons described in clauses (i) and (ii) above.  Buyer shall indemnify and hold the Company, the Operating Partnership and the Transferred Companies, their Subsidiaries and the Project Entities harmless from and against any and all losses or damages incurred by the Company, the Operating Partnership or the Transferred Companies, their Subsidiaries and the Project Entities as a result of the inspection of the Transferred Companies’ and their Subsidiaries’ and the Project Entities’ properties, but solely with respect to investigations conducted as part of Buyer’s due diligence investigation in connection with the Equity Interests Sale contemplated hereby, and not any inspection conducted in the ordinary course of business by Buyer or any of its Affiliates; provided, however that Buyer’s indemnification obligations hereunder shall not include any obligation whatsoever with respect to any such losses or damages (including claims that any of the Transferred Companies’, their Subsidiaries and the Project Entities’ properties has declined in value) arising out of, resulting from or incurred in connection with the discovery of any existing condition at any of the Transferred Companies’, their Subsidiaries’, and Project Entities’ properties.  Subject to the foregoing, Buyer shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Buyer or its representatives intend to conduct.  The Company shall be entitled to have representatives present at all times during any such inspection.  Notwithstanding the foregoing, none of the Company, the Operating Partnership or the Transferred Companies, their Subsidiaries and Project Entities shall be required to provide access or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company, the Operating Partnership or the Transferred Companies, their Subsidiaries and Project Entities or contravene any Law or binding agreement entered into prior to the date of this Agreement (provided that the Company, the Operating Partnership and the Transferred Companies, their Subsidiaries and Project Entities shall use commercially reasonable efforts to obtain consent from the applicable third party or enter into a customary joint defense agreement to enable the disclosure of such information).

(b)           All information obtained by the parties hereto pursuant to this Section 5.01, 5.02, 5.05 and 5.06 and pursuant to the confidentiality agreement, dated August 17, 2007 (the “Confidentiality Agreement”), between the Company and an Affiliate of Buyer, shall be kept confidential in accordance with the Confidentiality Agreement.

(c)           No investigation pursuant to this Section 5.01 or otherwise shall limit, qualify or be deemed to be in lieu of any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 5.02           Further Action; Commercially Reasonable Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make as soon as practicable after the date of this Agreement its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the transactions contemplated by this Agreement, if required, (ii) file a Joint Voluntary Notice with CFIUS as soon as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to Exon-Florio, and (iii) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities, including all approvals and authorizations from the United States Department of Defense, and parties to contracts with the Transferred Companies, their Subsidiaries and Project Entities as are necessary for the consummation of the transactions contemplated by this Agreement in order to fulfill the conditions set forth in Article 6.  In the event that the Company shall fail to obtain any third party consent described above, the Company and the Operating Partnership shall use their commercially reasonable efforts, and shall take such actions as are reasonably requested by Buyer, to minimize any adverse effect upon the Transferred Companies, their Subsidiaries and Project Entities and Buyer and their respective businesses resulting, or which could reasonably be expected to result, after the Closing Date, from the failure to obtain such consent.

(b)           The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 5.02(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing (such disclosure to be made on an “outside counsel only” basis when reasonably deemed appropriate by the disclosing party), and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party.  Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement.  To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

(c)           Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to defend through litigation on the merits any action, including administrative or judicial action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the transactions contemplated by this Agreement.

(d)           Each of the parties hereto agrees, between the date hereof and the Closing Date, to consider in good faith any changes to the exhibits or schedules to the Ancillary Agreements suggested by another party and to use commercially reasonable efforts to agree upon the final form of such exhibits or schedules.

Section 5.03           Conduct of Business.

(a)           Except as set forth in Section 5.03 of the Company Disclosure Schedule, or as otherwise expressly contemplated or permitted by this Agreement,

required by Law or consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed) during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Closing, the Company and the Operating Partnership shall cause each of the Transferred Companies, their Subsidiaries and Project Entities to carry on their businesses in the usual, regular and ordinary course consistent with past practice and, to the extent consistent with the foregoing, use its commercially reasonable efforts to preserve substantially intact in all material respects its current business organization, ongoing businesses and relationships with material customers, joint venture partners, suppliers, lessors and others having business dealings with it and to keep available the services of their present officers and Key Employees.

(b)           Without limiting the foregoing, except as set forth in Section 5.03 of the Company Disclosure Schedule, contemplated or permitted by this Agreement, required by Law or consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Closing, the Company and the Operating Partnership shall cause the Transferred Companies, their Subsidiaries and Project Entities not to:

(i)            (A) acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity or (B) Purchase any equity interest in all or substantially all of the assets of, any Person or any division or business thereof (other than in accordance with the Project Documents) if the aggregate amount of the consideration paid or transferred by the Transferred Companies, their Subsidiaries and Project Entities in connection with all such transactions would exceed $1,000,000;

(ii)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate or other legal entity reorganization of a Transferred Company, any of its Subsidiaries or Project Entities or otherwise alter the legal structure or form of a Transferred Company, any of its Subsidiaries or Project Entities, except as contemplated by Section 5.14;

(iii)          amend or modify, or cause or permit to be amended or modified, a Transferred Company’s, any Subsidiary’s or Project Entity’s organizational documents;

(iv)          make any capital expenditures in an aggregate amount for all such capital expenditures not to exceed $1,000,000, other than in the case of a Project Entity capital expenditures made in the ordinary course of business and consistent with recent past practice and as approved in accordance with the Project Documents and taken from project funds or made in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(v)           incur, assume or guarantee any indebtedness of a Transferred Company, its Subsidiaries or Project Entities, other than (A) indebtedness incurred or otherwise assumed or entered into in the ordinary course of business and consistent with recent past practice, trade letters of credit or other existing arrangements entered into in the ordinary course of business and consistent with recent past practice, (B) indebtedness incurred to finance capital expenditures and mergers, consolidations or purchases permitted by this Section 5.03 and (C) indebtedness incurred in connection with the refinancing of any indebtedness in accordance with the Project Documents;

(vi)          except in accordance with Project Documents, sell, lease, license, transfer or otherwise dispose of, mortgage, pledge or otherwise encumber, or create or impose any Lien on, any of its material properties or assets, except for sales or other dispositions of property that are not material and are in the ordinary course of business consistent with recent past practice or as contemplated by Section 5.14;

(vii)         make any loans, capital contributions or investments in any other Person, other than in the ordinary course of business consistent with recent past practice;

(viii)        other than in the ordinary course of business, make any material election relating to Taxes (unless the Company determines that such action is (i) required by Law or (ii) necessary or appropriate to preserve the Company’s status as a “real estate investment trust” under the Code, the partnership status of the Operating Partnership or any other subsidiary of the Company that files Tax Returns as a partnership for U.S. federal income tax purposes) or Gators Communities TRS and any of its subsidiaries status as a “taxable REIT subsidiary” under the Code; provided, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Code Section 857;

(ix)           fail to maintain its books and records in all material respects in accordance with historic practices, or make any material change in accounting methods, principles or practices, except insofar (A) as may have been required by a change in GAAP (or any interpretation thereof) or Regulation S-X under the Securities Act, (B) as may be required by a change in Law or (C) as required by a Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization); provided, however, for the sake of clarity, no change permissible under clauses (A), (B) or (C) will alter the principles, practices or  procedures required to be used pursuant to Section 2.02 hereof in the preparation of the Closing Adjustment Statement on Section 2.02 of the Company Disclosure Schedule;

(x)            (A) grant any increase in compensation or fringe benefits to any Key Employee or director of a Transferred Company, its Subsidiaries or Project Entities, except (1) for increases in the ordinary course of business and consistent with recent past practice, (2) as required under the terms of a Company Employee Benefit Plan as in effect on the date of this Agreement (3) for bonuses paid in the ordinary course of business and consistent with recent past practice or (4) for employment arrangements for, or grants of compensatory awards to, promoted or newly hired employees consistent with existing arrangements for similarly-situated employees, (B) grant to any director or Key Employee of a Transferred Company, its Subsidiaries or Project Entities the right to receive any severance or termination pay not provided for under any Company Employee Benefit Plan as in effect on the date of this Agreement, other than severance arrangements entered into in consultation with Buyer related to terminations following the Closing, (C) terminate the employment of any Key Employee or director of a Transferred Company, its Subsidiaries or Project Entities, or (D) adopt or amend any Company Employee Benefit Plan, except as required by Law or as required by Section 5.16 hereof;

(xi)           enter into any Material Contract, or modify, amend, accelerate any material obligation of a Transferred Company, any Subsidiary or Project Entity under, or terminate any Material Contract to which a Transferred Company, one of its Subsidiaries or Project Entities is a party, other than in the ordinary course of business consistent with recent past practice;

(xii)          issue, sell, transfer or pledge any of their equity interests nor issue or grant any options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which it would be obligated to issue or sell any equity interests or split, combine or reclassify any equity interests;

(xiii)         enter into any Material Contract that contains a change of control provision that would be applicable to the transactions contemplated by this Agreement;

(xiv)        pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than pursuant to the current terms as of the date hereof of such obligations or in the ordinary course of business consistent with recent past practice;

(xv)         cause any employee of the Sellers or their Subsidiaries (other than an employee of one of the Transferred Companies or their Subsidiaries as of the date hereof or a Transferred Employee) to become an employee of the Transferred Companies or their Subsidiaries;

(xvi)        enter into any contract that would have the effect of materially limiting or otherwise restricting the business or operations of the Company’s Military Housing Business or any exclusivity or non-compete arrangement;

(xvii)       waive, release, assign, commence, settle or compromise any pending or threatened material litigation, action or claim, other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves), in settlement or compromise, does not exceed $750,000 individually or in the aggregate, which settlement or compromise provides for a complete release of the applicable Transferred Companies, Subsidiaries and Project Entities and their respective businesses and assets for all claims and which do not provide for any admission of liability by the Transferred Companies, their Subsidiaries or Project Entities or impose any restriction on the ability of Buyer to continue to conduct the Military Housing Business;

(xviii)      fail to pay all premiums due and payable for material insurance policies and/or fail to keep material insurance policies in full force and effect; and

(xix)         agree to take any action inconsistent with any of the foregoing.

(c)           Nothing in this Agreement shall diminish the Operating Partnership’s sole title to the Transferred Companies or shall give Buyer any ownership rights to the Transferred Companies, their Subsidiaries or Project Entities, before the Closing Date.

(d)           Buyer acknowledges that the Company, the Operating Partnership and the Transferred Companies and their Subsidiaries may transfer, by way of a dividend or otherwise, cash, cash equivalents, marketable securities and other financial instruments, past profits or reserves out of the Transferred Companies or their Subsidiaries.  The Company shall determine the method by which any such assets shall be transferred or any intercompany accounts shall be eliminated.

Section 5.04           Post-Closing Obligations of Buyer to Certain Employees.

(a)           At the Closing, Buyer shall (or shall cause the Transferred Companies or their Subsidiaries to) assume all of the Company’s, the Operating Partnership’s and the Transferred Companies’ and their Subsidiaries’ obligations under all employment, severance and termination plans, arrangements, programs, policies, and agreements (including change-in-control provisions) of Continuing Employees (as defined in (b), below) or independent contractors of the Transferred Companies and their Subsidiaries, in each case existing immediately prior to the execution of this Agreement and disclosed pursuant to Section 3.11 hereof and listed in Section 5.04(a) of the Company Disclosure Schedule.  At least fifteen (15) Business Days prior to the Closing, Buyer shall (or shall cause the Transferred Companies or their Subsidiaries to) offer employment to each of the Transferred Employees; provided that any such offer that is not accepted by a Transferred Employee prior to the Closing Date shall terminate and be of no further force or effect as of the Closing Date (unless otherwise agreed by Buyer in its sole discretion).

(b)           For the period ending December 31, 2008, for each employee (i) of the Transferred Companies or their Subsidiaries who was employed on the Closing Date and remains an employee of the Transferred Companies or their Subsidiaries or their successors or assigns and (ii) those Transferred Employees who accept employment with the Buyer or any of the Transferred Companies or Subsidiaries (collectively, the “Continuing Employees”), Buyer shall or shall cause the Transferred Companies and their Subsidiaries to provide terms and conditions of employment, base compensation and benefits (including 401(k), group health, life, disability, and severance plans) that are not less favorable in the aggregate to the Continuing Employees and their dependents and beneficiaries, as appropriate, as the Company, Operating Partnership, the Transferred Companies or their Subsidiaries provided to such Continuing Employees immediately prior to the Closing Date pursuant to the Company Employee Benefit Plans and as disclosed pursuant to Section 3.11 hereof.  To the extent a Continuing Employee becomes eligible to participate in an employee benefit plan, program, or arrangement maintained by Buyer or its Affiliates (each, a “Buyer Plan”), such Continuing Employee will be credited with his or her years of service with the Transferred Companies and their Subsidiaries (and any predecessor entities thereof) before the Closing Date for purposes of vesting and eligibility (but not accrual of benefits) under such Buyer Plan to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under the respective Company Employee Benefit Plan (except to the extent such credit would result in the duplication of benefits).

(c)           Buyer shall (or shall cause the Transferred Companies or their Subsidiaries to) (i) waive any preexisting condition limitations otherwise applicable to the Continuing Employees and their eligible dependents under any Buyer Plan that provides health benefits in which the Continuing Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such Continuing Employees as of the Closing Date under the analogous Company Employee Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Buyer or the Transferred Companies and their Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Employee Benefit Plan prior to the Closing Date.

(d)           The provisions of this Section 5.04 shall survive the Closing and are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or to give to any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.04) under or by reason of any provision of this Agreement including Section 8.07 hereof).  Nothing in this Section 5.04 is intended as or shall be construed to be an amendment to any Company Employee Benefit Plan.

Section 5.05           Books; Record.  For a period of six (6) years after the Closing Date, Buyer, on the one hand, and the Company and the Operating Partnership, on the other hand, agree, at their own expense, that each (a) shall retain all books and records relative to the pre-Closing period and (b) make the same available after the Closing Date to the other party as may be reasonably required by the other party.  If either Buyer, on the one hand, or the Company and the Operating Partnership, on the other hand, wishes to destroy such records after the time specified above, it shall first give 60 days’ prior written notice to the other party and each shall have the right at its option and expense, upon prior written notice given to the other party within that 60 day period, to take possession of the records within 90 days after the date of one party’s notice to the other.

Section 5.06           Closing Date Financial Information.  For a period of eighteen (18) months from and after the Closing Date, upon written request of the Company, Buyer will provide the Company, at Company’s own expense, within ten (10) Business Days of such request such financial information of the Transferred Companies and their Subsidiaries prior to and as of the Closing Date as the Company may reasonably request in the format to be mutually agreed with Buyer and as customarily required by the Company of its subsidiaries or divisions, and, upon the Company’s request, it will be accompanied by supplemental financial schedules customarily required by the Company of its subsidiaries or divisions in support of such financial information.  The Company shall reimburse Buyer promptly for expenses incurred in providing the Company with any such information.

Section 5.07           Further Assurances.  At any time after the date hereof, Sellers and Buyer shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or the Company, as the case may be, and necessary for Buyer or the Company, as the case may be, to satisfy its obligations hereunder and to effect any other transactions reasonably necessary to effect or consummate the transactions contemplated hereby or by the Ancillary Agreements.

Section 5.08           Compliance with WARN, etc.  With respect to the Continuing Employees, Buyer will timely give all notices required to be given under, and will otherwise comply with, WARN and all other similar statutes, ordinances, regulations, and the like of any jurisdiction relating to any plant closing or mass layoff (or other such similar event requiring similar notice to employees) arising on or after the Closing.  The Company and the Operating Partnership shall similarly comply with

WARN prior to the Closing.

Section 5.09           Survival.  The representations and warranties made by the Company and the Operating Partnership and Buyer contained in Article 3 and Article 4 of this Agreement shall expire and be terminated and extinguished at the Closing and shall not survive the Closing, and no party shall have any liability or obligation in connection with any such representation or warranty following the Closing.  Nothing in this Section 5.09 shall affect the obligations of the parties under Section 5.10, Section 5.14, Section 5.22 or Section 8.12.

Section 5.10           Tax Matters.

(a)           With respect to GMH Communities TRS and its Subsidiaries, the Company shall use commercially reasonable efforts to cause to be prepared and filed prior to the Closing Date all federal and state income tax returns for the 2007 taxable year, (any such filed returns, the “Pre-Closing Filed Returns”) and shall timely pay any Taxes shown as due on such Pre-Closing Filed Returns.  The Company shall provide to Buyer the Pre-Closing Filed Returns no later than 30 Business Days prior to the expected filing date for such returns, for Buyer’s review and approval, which shall not be unreasonably withheld.  Buyer shall cause to be prepared and filed any Tax Returns required to be filed in respect of the Transferred Companies, their Subsidiaries and the Project Entities after the Closing Date (such returns, the “Post-Closing Returns”), provided that the determination of the amount of gain or loss attributable to the College Park Distribution and the amount of the College Park TRS Liability with respect to Taxes shall be made by the Company.  Buyer shall timely pay any Taxes for the Post-Closing Returns.  Buyer shall provide the Company Post-Closing Returns that include any College Park TRS Liability in respect of Taxes (including a computation of the portion of the Tax shown on such Return that is the responsibility of the Company (the “Company’s Portion”)) no less than 30 Business Days prior to the due date for such returns, for the Company’s review and approval, which shall not be unreasonably withheld.   The Company shall pay any College Park TRS Liability in respect of Taxes to Buyer no less than 3 Business Days prior to the due date of the payment of any such Taxes.  All Tax Returns shall be prepared, where relevant, in a manner consistent with the Transferred Companies’, their Subsidiaries’ and Project Entities’ past practices except as otherwise required by applicable Law.  In the event that Buyer and the Company can not agree as to any item to be reflected on any Tax Returns referred to herein within 15 Business Days prior to the due date of such Tax Return, the parties will engage an independent accounting firm, the cost of which shall be borne equally by both parties, mutually agreed upon to resolve any dispute no later than the due date for the applicable return.

(b)           The Company shall estimate (based on and consistent with past practices) the Pre-Closing Period Tax Liability (such estimate, the “Closing Tax Reserve”) and shall establish a reserve for such Closing Tax Reserve on the books and records of GMH Communities TRS and its Subsidiaries.  The Company shall send to Buyer an estimate of the Closing Tax Reserve no later than 45 Business Days prior to the Closing.  Buyer shall respond with any comments within 15 Business Days of receipt and in such event the Company and Buyer shall use reasonable efforts to agree upon a Closing Tax Reserve.  Buyer shall have reasonable access to the relevant books, records and employees of the Company and GMH Communities TRS and Subsidiaries in order to review and comment on the Closing Tax Reserve.  If within 15 Business Days prior to the Closing the Company and Buyer are unable to agree on a Closing Tax Reserve, the parties will submit all matters remaining in dispute to an independent certified public accounting firm mutually acceptable to the parties (the cost of which shall be borne equally between the parties), which accounting firm shall make the final determination of the disputed items no later than five Business Days before the Closing Date.  At least five Business Days before the Closing Date, the parties shall confirm in writing the final agreed Closing Tax Reserve, agreed to either mutually by both parties or as determined by an independent accounting firm as provided in this Section 5.10(b), (the “Agreed Closing Tax Reserve”), and the Company shall include such Agreed Closing Tax Reserve in the definitive and binding Closing Adjustment Statement provided for in Section 2.02.

(c)           The Company shall promptly notify Buyer following receipt of any notice of audit or other proceeding relating to any Tax Returns of the Transferred Companies.  Except as provided herein or in (e), Buyer shall have the right to control any and all audits or other proceedings relating to any such Taxes.  Buyer shall promptly notify the Company following receipt of any notice of audit or other proceeding relating to any College Park TRS Liability for Taxes or relating to any Liability for Taxes arising out of or related to the College Park Management TRS, Inc.  The Company shall have the right to control any and all audits or other proceedings relating to any such Taxes.  Buyer shall pay to the Company the amount of any refund or realized Tax credit related to any College Park TRS Liability for Taxes within five (5) Business Days of its receipt.

(d)        The Company and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the provisions of this Section 5.10 and any audit or other proceeding with respect to Taxes. Such cooperation shall include keeping each party reasonably informed as to all material aspects of any such audit or proceeding, the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and in particular such cooperation shall include matters relating to the payroll tax proceedings with the IRS disclosed in Section 3.10(c) of the Company Disclosure Schedule, including detail and documentation in support of the position that there should not be a deficiency as described in Section 3.10(c) of the Company Disclosure Schedule.   The Company and Buyer agree (A) to retain all books and records with respect to Tax matters pertaining to the Transferred Companies, their Subsidiaries and Project Entities relating to any taxable period beginning before the Closing Date, until the expiration of the statute of limitations (and, to the extent notified by the Company or Buyer, any extension thereof of the respective taxable periods), and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and if the other party so requests, the Company or Buyer, as the case may be, shall the other party to take possession of such books and records.

(e)           Each of the Company and Buyer will promptly notify each other of any audit or other proceeding with respect to Taxes regarding the allocation of the Purchase Price as provided for in Section 2.06, and shall keep each other reasonably informed regarding the status of any such audit or proceeding.  In the event that any proposed changes with respect to Taxes could have a material adverse effect on the qualification of the Company as a REIT, the Company shall have the right to participate, at its cost and expense, in the defense of such audit or proceeding. In the event that any proposed changes in connection with an audit or other proceeding of the Company or Affiliate could have a material adverse effect on the cost recovery allowance of Buyer or any Transferred Company, Buyer shall have the right to participate, at its cost and expense, in the defense of such audit or proceedings; provided that such participation and defense does not have a material adverse effect on the qualification of the Company as a REIT.

(f)            Buyer shall not make any Code Section 338 election with respect to the Equity Interests without the consent of the Company.

(g)           Buyer shall include with the Tax Returns for the Transferred Companies, their Subsidiaries and Project Entities for periods beginning after the Closing Date an election under Code Section 172(b)(3) to waive the carryback period for any net operating losses attributable to the Transferred Companies, their Subsidiaries and Project Entities and make any similar election or waiver under any other provision of federal, state, local or foreign Law permitting the waiver of a carryback period for net operating losses, capital losses, tax credits or any other similar item attributable to the Transferred Companies, their Subsidiaries and Project Entities (“Carryback Item”), if the Carryback Item would be carried back to a period ending on or before the Closing Date; provided, however, that if a Transferred Company, one of its Subsidiaries or Project Entities becomes a member of a consolidated group, as that term is defined in Treasury Regulation Section 1.1502-1(a), which includes Buyer, Buyer shall make, or cause to be made, an election under Treasury Regulation Section 1.1502-21(b)(3)(ii)(B) with respect to such Transferred Company, its Subsidiary or Project Entity, in lieu of the election under Code Section 172(b)(3), with the Tax Return of the consolidated group which includes Buyer and such Transferred Company, its Subsidiary or Project Entity which includes the period beginning after the Closing Date.  Any election under Treasury Regulation Section 1.1502-21(b)(3)(ii)(B) shall not limit Buyer’s obligation to make elections with respect to other Carryback Items.  If an election to waive a carryback period is not available for a Carryback Item, then the Company shall cooperate with Buyer to determine a mutually agreeable course of action respecting such Carryback Item.

(h)           For the avoidance of doubt, except for the amount of any refund or realized Tax credit related to any College Park TRS Liability for Taxes as provided in Section 5.10(c) or except as provided in Section 5.14 or Section 5.22, there will be no indemnity for Taxes provided by either party post-Closing and no party has the right to seek any adjustment.

Section 5.11           Credit Support; Affiliate Relations.

(a)           Set forth on Section 5.11(a) of the Company Disclosure Schedule is a list of all arrangements entered into by or on behalf of the Transferred Companies, their Subsidiaries or Project Entities, relating to the business and operations of the Company’s military housing segment (i) in which guarantees (including of performance under contracts, letters of credit or other credit arrangements, including surety and performance bonds) were issued by or for the account of the Company, its Affiliates and the Transferred Companies, their Subsidiaries and Project Entities or (ii) in which the Company, its Affiliates and the Transferred Companies, their Subsidiaries and Project Entities are the primary or secondary obligors on debt instruments or financing or other contracts or agreements, in any such case to support or facilitate business transactions (the “Credit Support Arrangements”).  Except as otherwise provided on Section 5.11(a) of the Company Disclosure Schedule, Buyer agrees to (i) obtain replacement Credit Support Arrangements, which will be in effect at the Closing, (ii) repay, or cause the repayment of, all debt and other obligations to which such Credit Support Arrangements relate (and cause the cancellation of such Credit Support Arrangements) or (iii) arrange for itself or one of its subsidiaries to be substituted as the obligor thereon as of the Closing Date and, in each case, obtain the release of the Company and its Affiliates from any such Credit Support Arrangements; provided, however, that to the extent the beneficiary or counterparty under any Credit Support Arrangement does not accept any such substitute or replacement arrangement or will not release the Company and its Affiliates from any such Credit Support Arrangement, as of the Closing Buyer shall instead indemnify the Company for amounts the Company is required to pay if any such arrangement is drawn upon or required to be performed.

(b)           Set forth on Section 5.11(b) of the Company Disclosure Schedule is a list of all arrangements entered into by or on behalf of the Transferred Companies, their Subsidiaries or Project Entities that do not relate to the Military Housing Business (i) in which guarantees (including of performance under contracts, letters of credit or other credit arrangements, including surety and performance bonds) were issued by or for the account of the Company and/or its Affiliates or (ii) in which the Transferred Companies, their Subsidiaries and Project Entities are the primary or secondary obligors on debt instruments or financing or other contracts or agreements, in any such case to support or facilitate business transactions (the “Other Credit Support Arrangements”).  Except as otherwise provided on such Section 5.11(b) of the Company Disclosure Schedule, the Company and the Operating Partnership agree to (i) obtain replacement Other Credit Support Arrangements, which will be in effect at the Closing, (ii) repay, or cause the repayment of, all debt and other obligations to which such Other Credit Support Arrangements relate (and cause the cancellation of such Other Credit Support Arrangements) or (iii) arrange for itself or one of its subsidiaries to be substituted as the obligor thereon as of the Closing Date and, in each case, obtain the release of the

Transferred Companies, their Subsidiaries and Project Entities from any such Other Credit Support Arrangements.

(c)           All contracts between the Transferred Companies, their Subsidiaries and Project Companies, on the one hand, and the Company and its Affiliates, on the other hand (other than (x) contracts solely between the Transferred Companies,  their Subsidiaries or Project Entities, and (y) contracts listed on Section 5.11 of the Company Disclosure Schedule or as agreed in the Transition Services Agreement) shall be terminated as of the Closing, and all obligations and liabilities thereunder shall have been satisfied.

(d)           Effective as of the Closing, Buyer will use commercially reasonable efforts to establish and maintain insurance policies with respect to the Transferred Companies, their Subsidiaries and Project Entities substantially consistent with the policies maintained by the Company prior to the Closing.

Section 5.12           Certain Transactions.  Buyer shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to result in a Buyer Material Adverse Effect.

Section 5.13           Public Announcements.  The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by a party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed and may be provided by way of e-mail), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.  The parties have consulted with each other upon the form of their respective press releases announcing the execution of this Agreement.

Section 5.14           College Park Management TRS, Inc.  Immediately prior to the Closing, the Company and the Operating Partnership hereby agree that they shall cause Gators Communities TRS to distribute all of the capital stock of College Park Management TRS, Inc. to the Operating Partnership (the “College Park Distribution”) and Buyer acknowledges that at the Closing, Gators Communities TRS shall not own any capital stock of College Park Management TRS, Inc.  From and after the Closing, the Company and the Operating Partnership, jointly and severally, shall defend, indemnify and hold harmless Gators Communities TRS and Buyer from, against and in respect of, and shall pay or reimburse Buyer for, any and all Losses resulting from or arising out of any College Park TRS Liability (including Taxes, which amount shall be determined without taking into account any Tax attributes of Buyer or any of its Affiliates).  Claims relating to the Company’s and the Operating Partnership’s indemnity obligations under this Section 5.14 for any College Park TRS Liability with respect to Taxes shall survive as long as the applicable statute of limitations governing the underlying Taxes in question.

Section 5.15           No Shop.

(a)           None of the Company and its Affiliates shall, nor shall they authorize any officer, director, employee, or any investment banker, financial advisor, attorney, accountant or other representative (collectively, the “Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any offers with respect to the acquisition of the Transferred Companies or any of their assets, (ii) participate in any discussions or negotiations with any Person other than Buyer regarding, or that reasonably may be expected to lead to, a proposal to acquire the Transferred Companies or any of their assets, (iii) enter into any definitive binding agreement relating to the direct or indirect disposition, whether by sale, merger or otherwise, of the Transferred Companies or any of their assets to any Person other than Buyer.

(b)           Notwithstanding anything to the contrary in Section 5.15(a), nothing contained in this Agreement shall prohibit the Company, its Subsidiaries or its Representatives from, at any time prior to the Closing, (i) furnishing or disclosing non-public information regarding the Transferred Companies to, or entering into or participating in discussions or negotiations with, any Person or (ii) entering into a definitive binding agreement relating to an acquisition of the Transferred Companies and their assets (an “Acquisition Agreement”), in either case (x) solely in connection with an acquisition of Sellers and all or substantially all of their assets and businesses (including the Military Housing Business) (regardless how such acquisition is structured) and (y) solely to the extent permitted under Section 7.04 of the REIT Merger Agreement (a copy of which has been provided to Buyer).  The Company and the Operating Partnership shall not enter into any written amendment or modification of Section 7.04 of the REIT Merger Agreement without the prior consent of Buyer, and to the extent there are any amendments or modifications to any other parts of the REIT Merger Agreement (including defined terms and other Sections of the REIT Merger Agreement referenced in Section 7.04 of the REIT Merger Agreement) such amendments or modifications shall be inoperative with respect to, and shall have no effect on, the interpretation of Section 7.04 of the REIT Merger Agreement for purposes of this Agreement, unless Buyer has given its prior written consent to such amendment or modification.

Section 5.16           Creation of Separate Employee Benefit Plans.  Subsequent to the execution of this Agreement but no later than 15 days prior to the Closing, the Company and the Operating Partnership shall have made commercially reasonable efforts in cooperation with Buyer to create and have in operation employee benefit plans that are identical to the Company Employee Benefit Plans set forth on Section 5.16 of the

Company Disclosure Schedule but covering only Continuing Employees of the Transferred Companies, and to transfer all appropriate assets thereto from the Company Employee Benefit Plans.  Such assets shall include, but not be limited to, any amounts contributed but not yet expended for benefits by or on behalf of the Transferred Employees and the employees of the Transferred Companies and their Subsidiaries, as well as the accounts of all such employees under any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), to the extent that the transfer of such assets is permitted under the terms of the relevant insurance contracts, underlying employee benefit plans, and applicable law.

Section 5.17           Use of GMH Marks.  At or as soon as practicable after the Closing, Buyer shall cause the Transferred Companies to change the name of each of the Transferred Companies, any of their Subsidiaries or Project Entities to remove the word “GMH” and any derivatives thereof from their name. Buyer acknowledges and agrees that it is not obtaining any rights or licenses with respect to the name “GMH” or any derivative thereof or the use thereof in logos or trade dress (the “GMH Marks”). Buyer, the Transferred Companies, their Subsidiaries and Project Entities shall discontinue use of the GMH Marks as soon as practicable after the Closing Date, but not more than 120 days after the Closing Date; provided, however, that if approval is required to change the name of the Transferred Companies, any of their Subsidiaries or Project Entities under or in connection with a Material Contract, then Buyer, the Transferred Companies, their Subsidiaries and Project Entities will discontinue using such name as soon as practicable after such approval is obtained (provided that Buyer continues to diligently pursue such approvals).  Notwithstanding the previous sentence, the Transferred Companies, their Subsidiaries and Project Entities may use the phrase “GMH Military Housing” or “a GMH Community” to refer to itself for a period of three years following the Closing Date and “formerly known as GMH Military Housing” to refer to itself for a period of six years following the Closing Date.  Following the Closing Date, none of the Transferred Companies, their Subsidiaries or Project Entities shall be prohibited from making factual historical references to military housing projects completed by the Transferred Companies, their Subsidiaries and Project Entities prior to the Closing Date as projects performed by the Transferred Companies, their Subsidiaries and Project Entities.

Section 5.18           Resignations.  Prior to the Closing, the Company and the Operating Partnership shall obtain the written resignations, which shall be effective as of Closing, of each of the officers and directors of the Transferred Companies, their Subsidiaries, Project Entities and GMH Military Housing Foundation, Inc. as shall have been designated in writing to the Company and the Operating Partnership five (5) Business Days prior to Closing.

Section 5.19           Accounts, Safe Deposit Boxes, Powers of Attorney; Officers and Directors.  Prior to the Closing, the Company and the Operating Partnership shall have furnished to Buyer (1) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Transferred Companies, each

Subsidiary and Project Entity and those persons authorized to sign thereon, (2) true and correct copies of all corporate borrowing, depository and transfer resolutions and those persons entitled to act thereunder, (3) a true and correct list of all powers of attorney granted by the Transferred Companies, each Subsidiary and Project Entity and those persons authorized to act thereunder and (4) a true and correct list of all officers and directors of the Transferred Companies, each Subsidiary and Project Entity.

Section 5.20           Intentionally Omitted.

Section 5.21           Preferred Bidder Projects.  Buyer shall be provided reasonable access to employees of Sellers in order to consult and provide advice, and Sellers shall give reasonable consideration to Buyer’s advice, regarding structuring and funding in connection with and entry into any Project Document (including any property management agreement) in relation to Preferred Bidder Projects; provided that nothing herein shall be construed to require that approval from Buyer be obtained prior to the execution of the final terms and conditions of any such agreement.

Section 5.22           Post-Closing Reciprocal Indemnification.

(a)           From and after the Closing, Sellers, jointly and severally, shall defend, indemnify and hold harmless the Transferred Companies, their Subsidiaries and Project Entities and Buyer and Buyer’s Affiliates from, against and in respect of, (x) any and all Losses (including Taxes) resulting from or arising out of any action, lawsuit, proceeding, investigation or other claim (a “Claim”) by any third party (including any Governmental Authority) to the extent that such Claim results from, or arises out of, the conduct of the Student Housing Business prior to the Closing or Section 5.14 of this Agreement (without any double counting), or (y) a breach of Section 2.06 hereof by Sellers or any Affiliate of Sellers.

(b)           The Transferred Companies and Buyer, jointly and severally, shall defend, indemnify and hold harmless the Sellers, their Subsidiaries, Project Entities and Affiliates (x) from and after the consummation of the Mergers (as defined in, and pursuant to, the REIT Merger Agreement), from, against and in respect of any and all Losses (including Taxes) resulting from or arising out of any Claim by any third party (including any Governmental Authority) to the extent that such Claim results from, or arises out of, the conduct of the Military Housing Business prior to the Closing, and (y) from and after the Closing, from, against and in respect of any and all Losses (including Taxes) resulting from or arising out of any Claim by a third party to the extent that such  Claim results from, or arises out of, a breach of Section 2.06 hereof by the Transferred Companies, Buyer or any Affiliate of Buyer.

(c)           If a party hereto seeks indemnification under this Section 5.22 such party (the “Indemnified Party”) shall give written notice to the other party(ies) (the “Indemnifying Party”) promptly after receiving written notice of any Claim against it by a third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 5.22; provided, however, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of any liability hereunder except to the extent such failure shall have prejudiced the Indemnifying Party.  Such notice shall be in writing, specifying in reasonable detail the basis of such Claim and the facts pertaining thereto.  The Indemnifying Party shall be entitled to participate in the defense of such Claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option, shall be entitled to appoint lead counsel of such defense with a nationally recognized reputable counsel reasonably acceptable to the Indemnified Party.  The Indemnified Party shall provide the Indemnifying Party and its counsel with reasonable access to its records and personnel relating to any such Claim for which indemnity may be required during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof.

Notwithstanding any provision herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the Claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, or (iii) involves a Claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

If the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Claim or ceasing to defend such Claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party, if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities with respect to such Claim and all other Claims arising out of the same or similar facts and circumstances, with prejudice.

(d)           The Indemnifying Party shall not have any liability under this Section 5.22 for any consequential, exemplary or punitive damages or any multiple of damages or diminution in value.  The Indemnified Party shall take all reasonable steps to mitigate Losses for which indemnification may be claimed by them pursuant to this Section 5.22 upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.

Section 5.23           Working Capital Statements.  Sellers shall deliver (or cause to be delivered) to Buyer monthly working capital statements on or before the 20th calendar day following the close of each calendar month ending subsequent to January 31, 2008, which shall be in the form of the Baseline Working Capital Statement but which shall reflect the information as of the final day of the applicable month (each, a “Monthly Working Capital Statement”).  Buyer shall review each Monthly Working Capital Statement and shall promptly, but in any event within ten Business Days following receipt thereof, notify Sellers of any objection Buyer has to any amount or calculation set forth in the Monthly Working Capital Statement.  In the event of any such objection, the parties will immediately work together in good faith to resolve their differences and agree upon a definitive and final Monthly Working Capital Statement for the applicable month.  If the parties in good faith are unable to resolve their differences, such differences shall be resolved by submitting the unresolved issue to an independent certified public accounting firm in accordance with Section 2.02(d).  If Buyer does not object to such Monthly Working Capital Statement within the ten-day period, the Buyer will be deemed to have accepted the applicable Monthly Working Capital Statement.  During the preparation of each Monthly Working Capital Statement, Sellers agree to provide Buyer (and their representatives)  with reasonable access to the books, records and other data and employees of Sellers in order to consult and provide advice, and Sellers shall give reasonable consideration to Buyer’s advice, in connection with Sellers’ preparation of the Monthly Working Capital Statement.

ARTICLE 6

CONDITIONS TO THE PURCHASE AND SALE

Section 6.01           Conditions to the Obligations of Each Party.  The obligations of the Company, the Operating Partnership and Buyer under this Agreement to consummate the Equity Interests Sale are subject to the satisfaction or waiver in writing of the following conditions:

(a)           All approvals, authorizations and consents of any Governmental Authority required to consummate the Equity Interests Sale shall have been obtained and remain in full force and effect, and all waiting periods (including if applicable under the HSR Act) relating to such approvals, authorizations and consents shall have expired or been terminated.

(b)           No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and makes consummation of the Equity Interests Sale illegal or prohibits consummation of the Equity Interests Sale.

(c)           The parties shall have received any of the following:  (i) written notice from CFIUS that the transactions contemplated under this Agreement are not subject to Exon-Florio; (ii) written confirmation from CFIUS that it will not undertake an investigation of the transactions contemplated under this Agreement pursuant to Exon-

Florio; or (iii) a written determination from the President of the United States that he will not exercise his authority pursuant to Exon-Florio with regard to the transactions contemplated under this Agreement.

(d)           Working Capital and the Closing Adjustment shall have been confirmed and provided for as provided pursuant to Section 2.02 hereof.

Section 6.02           Conditions to the Obligations of Buyer.  The obligations of Buyer under this Agreement to consummate the Equity Interests Sale are subject to the satisfaction or waiver in writing of the following additional conditions:

(a)           Each of the representations and warranties of the Company and the Operating Partnership contained in Article 3 of this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) would not, in the aggregate, have a Company Material Adverse Effect.

(b)           The Company and the Operating Partnership shall have performed, in all material respects, all obligations and complied with, in all material respects, their agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Closing Date.

(c)           On the Closing Date, there shall not exist an event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, has had or would, with the passage of time or giving of notice, have a Company Material Adverse Effect since the date of this Agreement.

(d)           The Company shall have delivered to Buyer a certificate, dated the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Section 6.02(a), (b) and (c).

(e)           Each of the consents in form and substance reasonably satisfactory to Buyer from the Persons set forth in Section 6.02(e) of the Company Disclosure Schedule shall have been obtained.

(f)            The Company and the Operating Partnership shall have delivered, or caused to be delivered, to Buyer each of the items identified in Section 2.03(b) to be delivered by the Company and the Operating Partnership.

(g)           The Company shall have delivered to Buyer a non-foreign affidavit dated as of the Closing Date and in form and substance required by the Treasury Regulations issued pursuant to Code Section 1445 so that Buyer is exempt from withholding any portion of the Purchase Price thereunder.

(h)           The Company and the Operating Partnership (1) shall have satisfied any and all amounts outstanding under the Note Facility and shall have delivered a pay-off and release letter to Buyer to that effect and (2) Seller shall have delivered written evidence  reasonably satisfactory to Buyer that all Liens shall have been released.

(i)            The College Park Distribution shall have been completed in accordance with the provisions of Section 5.14.

Section 6.03           Conditions to the Obligations of the Company and the Operating Partnership.  The obligations of the Company and the Operating Partnership under this Agreement to consummate the Equity Interests Sale are subject to the satisfaction or waiver in writing of the following additional conditions:

(a)           Each of the representations and warranties of Buyer contained in Article 4 of this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth in such representations and warranties) would not, in the aggregate, have a Buyer Material Adverse Effect.

(b)           Buyer shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)           Buyer shall have delivered to the Company a certificate, dated the date of the Closing Date, signed by an officer of Buyer and certifying as to the satisfaction of the conditions specified in Sections 6.03(a) and 6.03(b).

ARTICLE 7

TERMINATION

Section 7.01           Termination.  This Agreement may be terminated and the Equity Interests Sale may be abandoned at any time prior to the Closing, as follows (the date of any such termination, the “Termination Date”):

(a)           by mutual written consent of Buyer and the Company;

(b)           by either Buyer or the Company if the Equity Interests Sale shall not have been consummated on or before 11:59 p.m., Eastern Time, July 31, 2008 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Equity Interests Sale to be consummated on or before such date;

(c)           by either Buyer or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and makes consummation of the Equity Interests Sale illegal or otherwise prohibits consummation of the Equity Interests Sale;

(d)           by Buyer if it is not in material breach of its obligations under this Agreement, (i) if any of the representations and warranties of the Company and the Operating Partnership herein are or become untrue or incorrect such that the condition set forth in Section 6.02(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of the Company, the Operating Partnership, the Transferred Companies, their Subsidiaries or Project Entities of any of their covenants or agreements herein such that the condition set forth in Section 6.02(b) would be incapable of being satisfied by the Drop Dead Date;

(e)           by the Company if it is not in material breach of its obligations under this Agreement, (i) if any of the representations and warranties of Buyer herein are or become untrue or incorrect such that the condition set forth in Section 6.03(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of Buyer of any of their covenants or agreements herein such that the condition set forth in Section 6.03(b) would be incapable of being satisfied by the Drop Dead Date;

(f)            by the Company, if the REIT Merger Agreement shall have been terminated by the Company in connection with entering into an Acquisition Agreement permitted pursuant to Section 7.04 of the REIT Merger Agreement, provided that such termination of this Agreement must be made within ten (10) business days of the REIT Merger Agreement being terminated.

                The right of any party hereto to terminate this Agreement pursuant to this Section 7.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective representatives, whether prior to or after the execution of this Agreement.

Section 7.02           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.01 by any party hereto, written notice thereof shall forthwith be given to the other parties and this Agreement shall become void and of no further force or effect and the Equity Interests Sale shall be abandoned without any further action on the part of any party hereto, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Section 5.01(b), Section 5.13, this Section 7.02, Section 7.03 and Article 8 shall survive any such termination); provided, however, that, subject to Section 7.03(f) below, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because of one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the nonterminating party’s failure to comply with its material obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

Section 7.03           Fees and Expenses.

(a)           Except as otherwise expressly provided for herein, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Equity Interests Sale is consummated; provided, however, that the Company and the Operating Partnership, on the one hand, and Buyer, on the other hand, shall pay 50% of the filing fees required under the HSR Act.  In no event shall the Transferred Companies, their Subsidiaries or Project Entities be responsible for expenses of the Company and the Operating Partnership.

(b)           In the event that this Agreement is terminated pursuant to Section 7.01(a), Section 7.01(b) or Section 7.01(c), all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

(c)           (i)            In the event that this Agreement is terminated pursuant to Section 7.01(d), then the Company shall pay Buyer a termination fee in the amount of $8,000,000.

(ii)           In the event that this Agreement is terminated pursuant to Section 7.01(f), then the Company shall pay Buyer a termination fee in the amount of $8,000,000.

(iii)          Any amounts payable under this Section 7.03(c) shall be paid within five (5) Business Days after the date of the event giving rise to the obligation to make such payment in immediately available funds and otherwise as directed by Buyer.  A termination fee payable by the Company in accordance with either Section 7.03(c)(i) or (ii) shall be referred to as a “Termination Fee”.

(d)           If this Agreement is terminated by the Company pursuant to Section 7.01(e), Buyer shall pay to the Company within five (5) Business Days after the date of termination all reasonable and reasonably documented and detailed out-of-pocket costs and expenses, including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Company and the Operating Partnership in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (including negotiating this Agreement, conducting due diligence, preparing and filing documents with Governmental Authorities relating to this Agreement or otherwise) up to an aggregate maximum amount of $12,000,000 (the “Company Expenses”) (which include amounts that the Company will be obligated to reimburse ACC for its out-of-pocket costs and expenses pursuant to the REIT Merger Agreement) (the “ACC Expenses”)).  If requested by the Company, Buyer will pay the ACC Expenses directly to ACC.

(e)           The payment of expenses pursuant to Section 7.03(c)(i) or Section 7.03(d) shall not be an exclusive remedy, but shall be in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indication of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.

(f)                                    Each of the Company, the Operating Partnership and Buyer acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement, the Company, the Operating Partnership and Buyer hereby expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 7.01(f) and the payment of the Termination Fee pursuant to Section 7.03(c)(ii), such payment shall constitute liquidated damages with respect to any claim for damages or any other claim which the Buyer would otherwise be entitled to assert against the Sellers or any of their respective assets, or against any of their respective trustees, directors, officers, employees, partners, managers, members, or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Buyer as a result of any such termination of this Agreement pursuant to Section 7.01(f).  The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 7.01(f), the rights to payment of the Termination Fee pursuant to Section 7.03(c)(ii): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing.  Except for the non-payment of such Termination Fee pursuant to Section 7.03(c)(ii), each party hereto hereby agrees that, upon any termination of this Agreement pursuant to Section 7.01(f), in no event shall Buyer (i) seek to obtain any other recovery or judgment against the Company or the Operating Partnership or any of their respective assets, or against any of their respective trustees, directors, officers, employees, partners, managers, members or shareholders other than payment of the Termination Fee pursuant to Section 7.03(c)(ii), or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, specific performance and consequential, indirect or punitive damages.  In the event that the Company shall fail to pay any such Termination Fee or Buyer Expenses when due or Buyer shall fail to pay the Company Expenses when due, the Company or Buyer, as the case may be, shall also reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.03.

(g)                                 In the event that Buyer is obligated to pay the Company Expenses set forth in Section 7.03(d), Buyer shall pay to the Operating Partnership from the Company Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Company Expenses and (ii) the sum of (1) the maximum amount that can be paid to the Operating Partnership without causing the Company to fail to meet the requirements of Code Sections 856(c)(2) and (3) determined as if the payment of such amount did not constitute income described in Code Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the Internal Revenue Service (the “IRS”) described in Section 7.03(h) or (B) an opinion from the Company’s outside counsel as described in Section 7.03(h), an amount equal to the Company Expenses less the amount payable under clause (1) above.  To secure Buyer’s obligation to pay these amounts, Buyer shall deposit into escrow an amount in cash equal to the Company Expenses with an escrow agent selected by Buyer and on such terms (subject to Section 7.03(h)) as shall be mutually agreed upon by the Operating Partnership, Buyer and the escrow agent.  The payment or deposit into escrow of the Company Expenses pursuant to Section 7.03(h) shall be made at the time Buyer is obligated to pay the Operating Partnership such amount pursuant to Section 7.03(d) by wire transfer or bank check.

(h)                                 The escrow agreement shall provide that the Company Expenses in escrow or any portion thereof shall not be released to the Operating Partnership unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Operating Partnership without causing the Company to fail to meet the requirements of Code Sections 856(c)(2) and (3) determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the Company Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Code Sections 856(c)(2) and (3) (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Operating Partnership of the Company Expenses would constitute Qualifying Income, would be excluded from gross income within the meaning of Code Sections 856(c)(2) and (3) or would not otherwise disqualify the Company as a REIT), in which case the escrow agent shall release the remainder of the Company Expenses to the Operating Partnership.  Buyer agrees to amend Section 7.03(g) and this Section 7.03(h) at the request of the Company in order to (x) maximize the portion of the Company Expenses that may be distributed to the Operating Partnership hereunder without causing the Company to fail to meet the requirements of Code Sections 856(c)(2) and (3), (y) improve the Company’s chances of securing a favorable ruling described in this Section 7.03(h) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.03(h).  The escrow agreement shall also provide that any portion of the Company Expenses held in escrow for five years shall be released by the escrow agent to Buyer.

Section 7.04                                Waiver.  At any time prior to the consummation of the Equity Interests Sale, any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

ARTICLE 8

MISCELLANEOUS

Section 8.01                                Notices.  All notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile (providing confirmation of transmission) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses listed below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.01):

if to Buyer:

Balfour Beatty, Inc.

1011 Centre Road, Suite 310

Wilmington, DE  19805

Facsimile No: (302) 225 0625

Attention: Company Secretary

with a copy (which shall not constitute notice) to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY  10020
Facsimile No: (212) 610-6399
Attention:  Mark S. Wojciechowski, Esq.

Meredith Younger, Esq.

if to the Company or the Operating Partnership:

GMH Communities Trust
10 Campus Boulevard
Newtown Square, PA 19073
Facsimile No: (610) 355-8480
Attention: Joseph M. Macchione, EVP and General Counsel

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Facsimile No: (617) 523-1231
Attention: Gilbert G. Menna, Esq.
                  John T. Haggerty, Esq.

and

Reed Smith LLP
1650 Market Street
Philadelphia, PA 19103
Facsimile No: (215) 851-1420
Attention: Ajay Raju, Esq.

if to Guarantor:

Balfour Beatty plc

130 Wilton Road

London SW1V 1LQ

United Kingdom

Facsimile No: 44 20 7216 6936

Attention: Company Secretary

with a copy (which shall not constitute notice) to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY  10020
Facsimile No: (212) 610-6399
Attention:  Mark S. Wojciechowski, Esq.

Meredith Younger, Esq.

Section 8.02           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 8.03           Amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.04           Entire Agreement.  This Agreement, the Company Disclosure Schedule, the Confidentiality Agreement, the Ancillary Agreements and, for the purposes of Section 5.15 and Section 7.01(f), Section 7.04 of the REIT Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including the Guarantor).

Section 8.05           Successors and Assigns.

(a)                                  The rights of any party under this Agreement shall not be assignable by such party hereto without the written consent of the others, except that any rights and obligations of Buyer hereunder may be assigned without the consent of any other party in whole or in part from time to time to any corporation or company all of the outstanding capital stock or membership interests of which is owned or controlled by Buyer or to any general or limited partnership in which Buyer is a general partner, provided that no such assignment shall release Buyer from any of its obligations hereunder.

(b)                                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  The successors and permitted assigns hereunder shall include, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

Section 8.06           Remedies; Specific Performance.

(a)                                  Except as otherwise provided in Section 7.03(f) or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity, and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

(b)                                 The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 7.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other parties hereto or to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

Section 8.07                                Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08                                Governing Law; Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 8.09                                Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.10                                Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.11                                Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the transactions contemplated by this Agreement.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 8.11.

Section 8.12                                Guaranty; Acknowledgment; etc.

(a)                                  Balfour Beatty plc (the “Guarantor”) hereby guaranties all obligations of Buyer under this Agreement (such included obligations being, collectively, the “Guaranteed Obligations”).  The guaranty provided pursuant to this Section (the “Guaranty”) is a guaranty of payment and performance and not of collection.  The liability of Guarantor under this Guaranty shall be immediate and independent of the obligations of Buyer under this Agreement, subject to prior demand made upon Buyer by Sellers for payment or performance hereunder, as the case may be, and failure by Buyer to make such payment or performance as provided hereunder.  Guarantor’s obligations hereunder shall not be contingent upon the exercise or enforcement of any other rights or remedies Sellers may have against Buyer.  Guarantor waives presentment, protest, demand for payment, notice of demand, and all notices and demands, except as otherwise provided above and to the extent that Buyer is entitled to same under the provisions of the Agreement.  Sellers acknowledge and agree that Guarantor and its successors and assigns may exercise any and all defenses, counterclaims and other rights and remedies of Buyer under this Agreement in the event Sellers make a demand upon Guarantor pursuant to the terms of this Guaranty.  This Guaranty shall automatically terminate and become null, void and without effect with respect to any obligation of Buyer under this Agreement upon the earlier to occur of: (i) Buyer’s satisfaction of such obligation and (ii) Sellers’ express written waiver of such obligation.

(b)                                 This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Guaranteed Obligations.  Claims hereunder may be made on one or more occasions.  Notwithstanding anything else in this Section 8.12, if any payment in respect of any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligations as if such payment had not been made.

(c)                                  To the fullest extent permitted by applicable law, the Guarantor hereby waives notice of acceptance of this Guaranty and notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by the Sellers upon this Guaranty, waives diligence, presentment, demand for payment, protest, notice of dishonor or nonpayment of the Guaranteed Obligations, notice of acceleration or intent to accelerate the Guaranteed Obligations, and any other notice to Buyer and waives suretyship defenses generally, and the Company and the Operating Partnership are not obligated to file any suit or take any action, or provide any notice to Buyer or the Guarantor, or others, except, in each case, expressly provided in this Agreement or in this Guaranty.  Without limiting the generality of the foregoing, the Guarantor agrees that its obligations hereunder shall be valid and enforceable directly by the Company and shall not be released or discharged, in whole or in part, or otherwise affected by the occurrence of any of the following, whether or not the Guarantor shall have had notice or knowledge of them:  (i) any failure or omission to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy against Buyer with respect to the Guaranteed Obligations, except as otherwise required or provided pursuant to the terms of this Agreement or this Guaranty; (ii) any extensions or renewals of the Guaranteed Obligations; (iii) any rescissions, waivers, amendments or modifications of this Agreement; (iv) any change in the existence, structure or ownership of Buyer or any other person liable with respect to any of the Guaranteed Obligations; (v) any insolvency, bankruptcy, reorganization, dissolution or other similar proceedings affecting Buyer; (vi) the existence of any claim, set-off or other rights which the Guarantor may have at any time against Buyer, whether in connection with the Guaranteed Obligations or otherwise; or (vii) subject to the waiver (by Buyer in its sole discretion) or satisfaction of all conditions and agreements required pursuant to Section 6.01 and 6.02 of this Agreement and the satisfaction or completion of all obligations of the Sellers pursuant to Section 2.03, failure of Buyer (x) to consummate all obligations contemplated hereby, including acquiring all the outstanding Equity Interests and paying all fees and expenses related thereto, to the extent required hereunder to be performed or paid, as the case may be, by Buyer or (y) have (or have access to) sufficient funds at Closing to consummate all such obligations, including the payment of such fees and expenses.  Notwithstanding the foregoing, Sellers agree that to the extent Buyer is relieved of its Guaranteed Obligations under this Agreement due to either payment or performance of, or a successful defense to, such Guaranteed Obligations, the Guarantor shall be similarly relieved of its obligations under this Guaranty, provided that, this Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Sellers upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Buyer or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Buyer or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.  Notwithstanding any other provision of this Guaranty, the Guarantor reserves the right to assert (A) any defense that Buyer may have to payment or performance of the Guaranteed Obligations, other than defenses arising from the bankruptcy, insolvency or similar rights of Buyer or related to Buyer’s capacity to enter into the Purchase Agreement and (B) any defense related to the breach or non-performance of either Seller of its obligations under this Agreement or the fraud or willful misconduct of either or both of the Sellers or any of their Subsidiaries or Affiliates.

(d)                                 The Guarantor hereby represents and warrants that: (a) the execution, delivery and performance of this Guaranty have been duly authorized by all necessary company action and do not contravene any provision of the Guarantor’s organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or any of its assets; (b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guaranty; and (c) this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights against the Guarantor generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

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IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first above written.

GMH COMMUNITIES TRUST

By:	/s/ Gary M. Holloway, Sr.
Name: Gary M. Holloway, Sr
Title: President and Chief Executive Officer

GMH COMMUNITIES, LP

By:	GMH COMMUNITIES GP TRUST, its general partner

By:	/s/ Gary M. Holloway, Sr.
Name: Gary M. Holloway, Sr.
Title: President and Chief Executive Officer

BALFOUR BEATTY, INC.

By:	/s/ Peter Zinkin
Name: Peter Zinkin
Title: Authorized Signatory

Solely for purposes of Article 8 hereof:

BALFOUR BEATTY PLC

By:	/s/ Peter Zinkin
Name: Peter Zinkin
Title: Authorized Signatory